               __________________________________________________



                ASSET PURCHASE AND LIABILITY ASSUMPTION AGREEMENT

                                     BETWEEN

                   GLENDALE FEDERAL BANK, FEDERAL SAVINGS BANK

                                       AND

                   UNION FEDERAL BANK, A FEDERAL SAVINGS BANK


               __________________________________________________





                                  MAY 20, 1995

                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE I. CERTAIN DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE II. TERMS OF PURCHASE AND ASSUMPTION . . . . . . . . . . . . . . . .   6
     2.1  Purchase and Sale of Assets. . . . . . . . . . . . . . . . . . . .   6
          (a)  Office Facilities . . . . . . . . . . . . . . . . . . . . . .   6
          (b)  Fixed Assets. . . . . . . . . . . . . . . . . . . . . . . . .   6
          (c)  Loans and REO . . . . . . . . . . . . . . . . . . . . . . . .   7
          (d)  Securities and Other Investment Assets. . . . . . . . . . . .   7
          (e)  Books and Records . . . . . . . . . . . . . . . . . . . . . .   7
          (f)  Contract and Other Rights, Licenses and
                Benefits . . . . . . . . . . . . . . . . . . . . . . . . . .   7
          (g)  Cash. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
          (h)  Other Specified Assets. . . . . . . . . . . . . . . . . . . .   8
     2.2  Assumption of Liabilities. . . . . . . . . . . . . . . . . . . . .   8
          (a)  Deposit Liabilities . . . . . . . . . . . . . . . . . . . . .   9
          (b)  Contract Obligations. . . . . . . . . . . . . . . . . . . . .   9
          (c)  Employee Severance Payments . . . . . . . . . . . . . . . . .   9
          (d)  Other Specified Liabilities . . . . . . . . . . . . . . . . .   9
     2.3  Payment of Certain Accounts Payable. . . . . . . . . . . . . . . .  10
     2.4  Purchase Price; Method of Payment. . . . . . . . . . . . . . . . .  10
          (a)  Determination of Asset Amounts. . . . . . . . . . . . . . . .  10
               (i)  Cash . . . . . . . . . . . . . . . . . . . . . . . . . .  11
               (ii) Securities and Other Investments . . . . . . . . . . . .  11
               (iii)  Loans. . . . . . . . . . . . . . . . . . . . . . . . .  11
               (iv) Fixed Assets . . . . . . . . . . . . . . . . . . . . . .  11
               (v)  Real Estate. . . . . . . . . . . . . . . . . . . . . . .  11
               (vi) Other Specified Assets . . . . . . . . . . . . . . . . .  11
               (vii)  Leasehold Interests; Other Assets. . . . . . . . . . .  11
          (b)  Determination of Liability Amounts. . . . . . . . . . . . . .  11
     2.5  Alternative Bank Transaction . . . . . . . . . . . . . . . . . . .  12
     2.6  Review of Closing Schedules. . . . . . . . . . . . . . . . . . . .  13
     2.7  Limitation on Liabilities Assumed and Assets
           Purchased . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     2.8  Contingent Payment . . . . . . . . . . . . . . . . . . . . . . . .  13

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLER. . . . . . . . . . . .  15
     3.1  Organization and Related Matters . . . . . . . . . . . . . . . . .  15
     3.2  Authorization. . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     3.3  No Breaches of Statute or Contract . . . . . . . . . . . . . . . .  16
     3.4  No Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     3.5  Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . .  16
     3.6  Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     3.7  Financial Statements and Reports . . . . . . . . . . . . . . . . .  18
     3.8  No Broker's or Finder's Fees . . . . . . . . . . . . . . . . . . .  19
     3.9  Records and Documents. . . . . . . . . . . . . . . . . . . . . . .  19
     3.10 Hazardous Materials. . . . . . . . . . . . . . . . . . . . . . . .  19
     3.11 Damage to Mortgaged Properties . . . . . . . . . . . . . . . . . .  20
     3.12 Contracts and Defaults . . . . . . . . . . . . . . . . . . . . . .  20
     3.13 Labor Contracts and Relations. . . . . . . . . . . . . . . . . . .  20
     3.14 Employee Benefits. . . . . . . . . . . . . . . . . . . . . . . . .  21

                                TABLE OF CONTENTS
                                   (continued)

                                                                            PAGE

     3.15 Litigation and Liabilities . . . . . . . . . . . . . . . . . . . .  22
     3.16 Employment and Similar Agreements; Obligations
           Upon Change in Control. . . . . . . . . . . . . . . . . . . . . .  22
     3.17 Regulatory Applications. . . . . . . . . . . . . . . . . . . . . .  22
     3.18 Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     3.19 Americans with Disabilities Act. . . . . . . . . . . . . . . . . .  22
     3.20 Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     3.21 IRAs and Keogh Plans . . . . . . . . . . . . . . . . . . . . . . .  27

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF BUYER. . . . . . . . . . . . .  27
     4.1  Organization and Related Matters . . . . . . . . . . . . . . . . .  27
     4.2  Authorization. . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     4.3  No Breaches of Statute or Contract; Required
           Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     4.4  Governmental Approvals . . . . . . . . . . . . . . . . . . . . . .  28
     4.5  No Broker's or Finder's Fees . . . . . . . . . . . . . . . . . . .  28

ARTICLE V. PRE-CLOSING COVENANTS OF SELLER . . . . . . . . . . . . . . . . .  28
     5.1  Operations in Ordinary Course. . . . . . . . . . . . . . . . . . .  28
     5.2  Preservation of Business . . . . . . . . . . . . . . . . . . . . .  28
     5.3  Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     5.4  Facility Leases. . . . . . . . . . . . . . . . . . . . . . . . . .  29
     5.5  Negative Covenants of Seller . . . . . . . . . . . . . . . . . . .  29
          (a)  Dividends . . . . . . . . . . . . . . . . . . . . . . . . . .  29
          (b)  Issuance of Securities. . . . . . . . . . . . . . . . . . . .  30
          (c)  Contracts; Asset Sales. . . . . . . . . . . . . . . . . . . .  30
          (d)  Employee Matters. . . . . . . . . . . . . . . . . . . . . . .  30
          (e)  Modification, Waiver or Foreclosure of Loans. . . . . . . . .  30
          (f)  Indebtedness. . . . . . . . . . . . . . . . . . . . . . . . .  30
          (g)  Investments . . . . . . . . . . . . . . . . . . . . . . . . .  31
          (h)  Business Practices. . . . . . . . . . . . . . . . . . . . . .  31

ARTICLE VI. TRANSFER OF DEPOSIT ACCOUNTS . . . . . . . . . . . . . . . . . .  31
     6.1  Notice to Customers. . . . . . . . . . . . . . . . . . . . . . . .  31
     6.2  Interest Reporting . . . . . . . . . . . . . . . . . . . . . . . .  32
     6.3  Retirement Accounts. . . . . . . . . . . . . . . . . . . . . . . .  32
     6.4  Operational Cooperation. . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE VII. ADDITIONAL AGREEMENTS; TAXES. . . . . . . . . . . . . . . . . .  33
     7.1  Best Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     7.2  Required Approvals . . . . . . . . . . . . . . . . . . . . . . . .  33
     7.3  Assistance in Obtaining Regulatory Approvals . . . . . . . . . . .  33
     7.4  Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
     7.5  Investigations; Confidentiality. . . . . . . . . . . . . . . . . .  35
     7.6  Notification . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     7.7  WARN Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     7.8  Sales and Transfer Taxes . . . . . . . . . . . . . . . . . . . . .  36
     7.9  Information Returns. . . . . . . . . . . . . . . . . . . . . . . .  36
     7.10 Sales Tax Clearance. . . . . . . . . . . . . . . . . . . . . . . .  36

                                TABLE OF CONTENTS
                                   (continued)

                                                                            PAGE

ARTICLE VIII. CONDITIONS TO CLOSING. . . . . . . . . . . . . . . . . . . . .  36
     8.1  Conditions to Buyer's Obligations. . . . . . . . . . . . . . . . .  36
          (a)  Performance by Seller; Third Party Consents . . . . . . . . .  36
          (b)  Representations . . . . . . . . . . . . . . . . . . . . . . .  37
          (c)  Destruction of Property . . . . . . . . . . . . . . . . . . .  37
          (d)  No Material Adverse Effect. . . . . . . . . . . . . . . . . .  37
          (e)  Amount of Deposits. . . . . . . . . . . . . . . . . . . . . .  37
          (f)  Opinion of Counsel. . . . . . . . . . . . . . . . . . . . . .  37
          (g)  No Resolution Amendments. . . . . . . . . . . . . . . . . . .  37
          (h)  Third Party Consents. . . . . . . . . . . . . . . . . . . . .  38
     8.2  Conditions to Seller's Obligations . . . . . . . . . . . . . . . .  38
          (a)  Performance by Buyer. . . . . . . . . . . . . . . . . . . . .  38
          (b)  Representations . . . . . . . . . . . . . . . . . . . . . . .  38
          (c)  Opinion of Counsel. . . . . . . . . . . . . . . . . . . . . .  38
     8.3  Conditions to Obligations of All Parties . . . . . . . . . . . . .  38
          (a)  Absence of Litigation or Government Action. . . . . . . . . .  38
          (b)  Regulatory Approvals. . . . . . . . . . . . . . . . . . . . .  39

ARTICLE IX. THE CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . .  39
     9.1  Time and Place of Closing. . . . . . . . . . . . . . . . . . . . .  39
     9.2  Procedure at Closing . . . . . . . . . . . . . . . . . . . . . . .  39
     9.3  Deliveries by Seller . . . . . . . . . . . . . . . . . . . . . . .  40
     9.4  Deliveries by Buyer. . . . . . . . . . . . . . . . . . . . . . . .  41

ARTICLE X. POST-CLOSING OBLIGATIONS. . . . . . . . . . . . . . . . . . . . .  42
     10.1 Holdback . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
     10.2 Post-Closing Adjustments . . . . . . . . . . . . . . . . . . . . .  42
          (a)  General . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
          (b)  Returned Items. . . . . . . . . . . . . . . . . . . . . . . .  43
          (c)  Payment . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
     10.3 Records. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
     10.4 Non-Competition Agreement. . . . . . . . . . . . . . . . . . . . .  43
     10.5 Use of Office Space. . . . . . . . . . . . . . . . . . . . . . . .  43
     10.6 Loan Interest Reporting. . . . . . . . . . . . . . . . . . . . . .  43
     10.7 Conduct of Business; Compliance with Law . . . . . . . . . . . . .  44
     10.8 Provision of Processing Services . . . . . . . . . . . . . . . . .  44
     11.1 Events of Termination. . . . . . . . . . . . . . . . . . . . . . .  44
     11.2 Effect of Termination. . . . . . . . . . . . . . . . . . . . . . .  45

ARTICLE XII. MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . .  45
     12.1 Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
     12.2 Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
     12.3 Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
     12.4 Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
     12.5 Prorations . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
     12.6 Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . .  47
     12.7 Publicity. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
     12.8 Survival of Representations and Warranties . . . . . . . . . . . .  49
     12.9 Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . .  49
     12.10 Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . .  49

                                TABLE OF CONTENTS
                                   (continued)

                                                                            PAGE

     12.11 Method of Consent or Waiver . . . . . . . . . . . . . . . . . . .  49
     12.12 Binding Effect; No Assignment . . . . . . . . . . . . . . . . . .  49
     12.13 Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . .  49
     12.14 Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
     12.15 Severability. . . . . . . . . . . . . . . . . . . . . . . . . . .  50
     12.16 No Third Party Beneficiaries. . . . . . . . . . . . . . . . . . .  50
     12.17 Effect of Investigations. . . . . . . . . . . . . . . . . . . . .  50


                                    EXHIBITS

Exhibit A                Opinion of Seller's Counsel
Exhibit B                Opinion of Buyer's Counsel
Exhibit C                Bill of Sale
Exhibit D                Assignment and Assumption of Lease
Exhibit E                Consent
Exhibit F                Assumption Agreement



                                    SCHEDULES

Schedule 2.1(a)          Office Facilities
Schedule 2.1(b)          Fixed Assets
Schedule 2.1(c)          Loans and REO
Schedule 2.1(d)          Securities and Other Investment Assets
Schedule 2.1(f)          Contract and Other Rights, Licenses and
                         Benefits
Schedule 2.1(h)          Other Specified Assets
Schedule 2.2(a)          Deposit Liabilities
Schedule 2.2(c)          Employee Severance Payments
Schedule 2.2(d)          Other Specified Liabilities
Schedule 2.8(a)          Contingent Portfolio
Resolved Loan Schedule   Contingent Payment
Seller Schedule          Representations and Warranties of Seller
Schedule 3.6             Insurance Policies and Bonds
Schedule 3.14            Employee Benefit Plans
Schedule 3.15            Litigation and Liabilities
Schedule 3.20(a)         Third Party Loan Servicers
Schedule 3.21.           IRAs and Keogh Plans

                                TABLE OF CONTENTS
                                   (continued)

                                                                            PAGE

                                CLOSING SCHEDULES

Closing Schedule 2.1(a)  Office Facilities
Closing Schedule 2.1(b)  Fixed Assets
Closing Schedule 2.1(c)  Loans and REO
Closing Schedule 2.1(d)  Securities and Other Investment Assets
Closing Schedule 2.1(f)  Contract and Other Rights, Licenses and
                         Benefits
Closing Schedule 2.1(h)  Other Specified Assets
Closing Schedule 2.2(a)  Deposit Liabilities
Closing Schedule 2.2(b)  Contract Obligations
Closing Schedule 2.2(c)  Employee Severance Payments
Closing Schedule 2.2(d)  Other Specified Liabilities
Closing Schedule 2.3     Accounts Payable
Closing Schedule 2.8(a)  Contingent Portfolio

                ASSET PURCHASE AND LIABILITY ASSUMPTION AGREEMENT


     THIS ASSET PURCHASE AND LIABILITY ASSUMPTION AGREEMENT ("AGREEMENT") is entered into as of the 20th day of May, 1995 between GLENDALE FEDERAL BANK, FEDERAL SAVINGS BANK ("BUYER") and UNION FEDERAL BANK, a federal savings bank ("SELLER") with respect to the following facts:

     A. Seller desires to sell and transfer to Buyer the deposit-gathering and other office facilities of Seller, together with certain loans, securities and other specified assets of Seller, and to induce Buyer to assume the deposit liabilities and certain other specified liabilities of Seller, all as provided herein.

     B. Buyer desires to acquire the deposit-gathering facilities and related deposit liabilities and customer relationships of Seller, together with those other assets and liabilities of Seller specified herein.

     C. Seller is a wholly-owned subsidiary of UNIONFED FINANCIAL CORPORATION, a Delaware Corporation ("HOLDING COMPANY").

     D. It is contemplated by the parties hereto that Seller will, in separate transactions that are to be completed concurrently with or prior to the transactions provided for herein, sell and transfer to third parties various of its other assets, principally consisting of defaulted, problem or "classified" loans and foreclosed real estate, together with certain related liabilities.

     THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the parties hereto agree as follows:


                                   ARTICLE I.

                               CERTAIN DEFINITIONS

     As used in this Agreement the following terms shall have the meanings set forth below:

     "ADA" means the Americans with Disabilities Act, 42 U.S.C. Section 12101 ET SEQ., as amended, and the regulations issued pursuant thereto.

     "AGREEMENT" means this Asset Purchase and Liability Assumption Agreement between Glendale Federal Bank, Federal Savings Bank and Union Federal Bank, a federal savings bank.

     "BEST KNOWLEDGE": a representation or warranty made to the "best knowledge" of a party to this Agreement includes the representation and warranty that the senior executives of such party have made, or caused to be made, appropriate and reasonable inquiry and review of the records of such party and, if applicable, of the officers and employees of such party having responsibility for the matter or matters as to which such representation and warranty is made and that based on such inquiry and review, and on their own actual knowledge, such senior executives believe the representation or warranty given to be true.




     "BUYER" means Glendale Federal Bank, Federal Savings Bank.

     "COBRA" means those provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 which require an employer to offer a continuation of certain benefits to its former employees.

     "DEPOSIT" and/or "DEPOSITS" mean and refer to a deposit or deposits, as defined in Section 3(l)(1) of the Federal Deposit Insurance Act, as amended, 12 U.S.C.A. Section 1813(l)(1), that is, or are, to be transferred and assumed by Buyer pursuant to this Agreement.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     "FDIC" means the Federal Deposit Insurance Corporation.

     "FHLB-SAN FRANCISCO" means the Federal Home Loan Bank of San Francisco.

     "HOLA" means the Home Owners' Loan Act, as amended, 12 U.S.C.A. Section 1461, et. seq.

     "HOLDING COMPANY" means UnionFed Financial Corporation, a Delaware corporation.

     "IRS" means the Internal Revenue Service.

     "LEASEHOLD IMPROVEMENTS" means all improvements owned by Seller and installed or constructed by or on behalf of Seller and used in connection with the operation or maintenance of any Leased Facility.

     "LOAN DOCUMENTS" means all notes, deeds of trust, mortgages, security agreements, guaranties, indemnities, financing statements, assignments, endorsements, title insurance policies, UCC financing statements, ground leases, assumption, modification and substitution agreements, correspondence, bonds, letters of credit, accounts, insurance contracts and policies, credit reports, tax returns, appraisals, environmental reports, escrow documents, participation agreements (if applicable), original loan applications, loan files, Servicing Files and all other documents evidencing, securing or pertaining to the Loans listed on
SCHEDULE 2.1(C) or CLOSING SCHEDULE 2.1(C).

     "MORTGAGE" shall mean the original mortgage, deed of trust or other instrument securing a Mortgage Note relating to a Loan.

     "MORTGAGE NOTE" means a note or other evidence of indebtedness evidencing the indebtedness of a Mortgagor under a Loan.

     "MORTGAGED PROPERTY" means each parcel of real property securing any Loan.

     "MORTGAGOR" means a mortgagor under a Mortgage, together with any successors or assignees of such mortgagor.

     "NET BOOK VALUE" means the net book value of the item as reflected in the financial statements of Seller in conformity with generally accepted accounting principles, as modified by applicable regulations or policies of the OTS.

     "OTS" means the Office of Thrift Supervision.

     "OTS REPORTS" means the following OTS reports of examinations of Seller:
January 19, 1995 (Federal Regular); March 6, 1995 (Regular Compliance); March 6, 1995 (Community Reinvestment Act).

     "SAIF" means the Savings Association Insurance Fund.

     "SEC" means the Securities and Exchange Commission.

     "SECURITIES ACT" means the Securities Act of 1933, as amended.

     "SELLER" means Union Federal Bank, a federal savings bank.

     "SERVICING FILES" means the documents, files and other items pertaining to the Loans, including without limitation the computer files, data disks, books, records, data tapes, notes, and all additional documents generated as a result of or utilized in originating or servicing the Loans.

     "TAX RETURN" means any return or other report required to be filed with respect to any Tax, including declarations of estimated tax and information returns.

     "TAX" or"TAXES" means any federal, state, local, or foreign taxes, including but not limited to taxes on or measured by income, estimated income, franchise, capital stock, employee withholding, non-resident alien or foreign person withholding, backup withholding, social security, occupation, unemployment, disability, value added taxes, taxes on services, real property, personal property, sales, use, excise, transfer, gross receipts, inventory and merchandise, business privilege, and any other taxes or governmental fees or charges or amounts required to be withheld and paid over to any government in respect of any tax or governmental fee or charge, including any interest, penalties, or additions to tax on the foregoing whether or not disputed.

     As used in this Agreement, the following terms have the meanings assigned to them in the Sections of this Agreement indicated below:

TERM                                    SECTION

"Accounts Payable Amount"               Section 2.3

"Alternative Bank Transaction"          Section 2.5

"Assets"                                Section 2.1

"Base Amount"                           Section 2.8(a)

"California Code"                       Section 8.1(i)

"Cash Payment"                          Section 9.2(a)

"Classified Assets Sales"               Section 5.1

"Closing"                               Section 9.1

"Closing Date"                          Section 9.1

"Confidential Information"              Section 7.5

"Contingent Payment"                    Section 2.8(a)

"Contingent Portfolio"                  Section 2.8(a)

"Contingent Period"                     Section 2.8(b)

"ERISA Affiliate"                       Section 3.14(c)

"Evaluation Date"                       Section 2.8(b)

"Facilities"                            Section 2.1(a)

"Fixed Assets"                          Section 2.1(b)

TERM                                    SECTION

"Governmental Authority"                Section 3.4

"Hazardous Material(s)"                 Section 3.10(a)

"Holdback Charges"                      Section 10.1(a)

"Holdback Period"                       Section 10.1

"Indemnified Party"                     Section 12.6(d)

"Indemnifying Party"                    Section 12.6(d)

"Initial List"                          Section 6.1

"Investment Amount"                     Section 2.8(b)

"LA Main Facility"                      Section 2.5(i)

"Leased Facilities"                     Section 2.1(a)

"Liabilities"                           Section 2.2

"Loans"                                 Section 2.1(c)

"Owned Facilities"                      Section 2.1(a)

"Pension Plan"                          Section 3.14(b)

"Plans"                                 Section 3.14(a)

"Prototype Plans"                       Section 3.21

"Purchase Price Holdback"               Section 10.1

"REO"                                   Section 2.1(c)

"Records"                               Section 2.1(e)

"Recovery Amount"                       Section 2.8(b)

"Recovery Proceeds"                     Section 2.8(b)

"Reduced Holdback Amount"               Section 10.1(a)

"Regulatory Approval"                   Section 7.3

"Resolved Loans"                        Section 2.8(b)

"Resolved Loan Schedule"                Section 2.8(b)

TERM                                    SECTION

"Retirement Accounts"                   Section 6.3

"Sales Tax Certificate"                 Section 7.10

"SEC Filings"                           Section 3.7(a)

"Seller Schedule"                       The first paragraph of Article III

"Shortfall"                             Section 2.4

"Title Policy"                          Section 3.20(b)(1)(xvii)

"Termination Date"                      Section 9.1

"WARN ACT"                              Section 7.7


                                   ARTICLE II.

                        TERMS OF PURCHASE AND ASSUMPTION

     2.1 PURCHASE AND SALE OF ASSETS. Pursuant to the terms and subject to the conditions of this Agreement, Seller shall sell, transfer, convey and assign to Buyer, and Buyer shall purchase and acquire from Seller, the following assets of Buyer (collectively, the "ASSETS"), in each case free and clear of all liens, claims and encumbrances, except as otherwise permitted in this Agreement, as of the Closing:


          (a) OFFICE FACILITIES. Each of the office facilities of Seller listed and described in SCHEDULE 2.1(A) hereto (which Schedule also includes the Net Book Value of such office facilities), including, in the case of such facilities that are owned by Seller (the "OWNED FACILITIES"), the fee interest of Seller therein and, in the case of such facilities that are leased by Seller (the "LEASED FACILITIES"), the leasehold interests of Seller therein, and including all interests of Seller as lessor or lessee of all or any portion of such facilities. The Owned Facilities and the Leased Facilities are collectively referred to herein as the "FACILITIES". Seller shall prepare and deliver to Buyer as soon as practicable prior to the Closing a revised SCHEDULE 2.1(A), which shall include the Net Book Value at the Closing of the Owned Facilities to be transferred (the "CLOSING SCHEDULE 2.1(A)").

          (b) FIXED ASSETS. All of the furniture, fixtures, equipment, leasehold improvements and other fixed assets owned by Seller located at or used in connection with the Facilities or the business of Seller conducted therein, including safe deposit boxes (but not the contents thereof) (collectively, the "FIXED ASSETS"), all of which assets, together with the Net Book Value thereof, are listed in SCHEDULE 2.1(B) hereto, with such additions thereto and deletions therefrom as shall be agreed to by Buyer and listed in a revised Schedule 2.1(b), which shall include the Net Book Value of all such assets at the Closing, (the "CLOSING SCHEDULE 2.1(B)") prepared by Seller and delivered to Buyer as soon as practicable prior to the Closing.

          (c) LOANS AND REO. Those residential real estate and other loans of Seller (which include, without limitation, loans secured by the Deposits and, to the extent accepted by Buyer, overdrafts relating to Deposits) (such loans being collectively referred to herein as the "LOANS") and properties and other assets acquired through foreclosure or deed in lieu of foreclosure ("REO") that are listed and identified individually or in groupings, together with the Net Book Value thereof, in SCHEDULE 2.1(C) hereto, with such additions thereto and deletions therefrom as shall be agreed to by Buyer (which approval shall be deemed given in the case of Loans repaid in full and REO resulting from foreclosure of Loans listed on Schedule 2.1(c)) and listed in a revised Schedule 2.1(c), which shall include Net Book Value of all such assets at the Closing, (the "CLOSING SCHEDULE 2.1(C)") prepared by Seller and delivered to Buyer as soon as practicable prior to the Closing.

          (d) SECURITIES AND OTHER INVESTMENT ASSETS. All amounts due from banks, federal funds, mortgage-backed securities and other securities investments of Seller that are listed, together with the Net Book Value thereof, in SCHEDULE 2.1(D) hereto, with such additions thereto and deletions therefrom as shall be agreed to by Buyer and listed in a revised Schedule 2.1(d), which shall include Net Book Value of all such assets at the Closing, (the "CLOSING
SCHEDULE 2.1(D)") prepared by Seller and delivered to Buyer as soon as practicable prior to the Closing.

          (e) BOOKS AND RECORDS. All books, records and other documentation of Seller relating to those employees of Seller who are offered and accept employment with Buyer after the Closing (subject to obtaining such employees' consents to such delivery to Buyer), the Assets and the Liabilities to be purchased or assumed by Buyer pursuant to this Agreement (collectively, the "RECORDS").

          (f) CONTRACT AND OTHER RIGHTS, LICENSES AND BENEFITS. All benefits, rights and entitlements of Seller arising pursuant to any contract, license, agreement, franchise, governmental approval or authority (to the extent transferable) or other entitlements of Seller relating to any of the Assets or business of Seller to be acquired by Buyer pursuant to this Agreement, including, without limitation, facilities or maintenance contracts relating to any of the Facilities which Buyer agrees to assume, data processing contracts, loan servicing agreements pursuant to which third parties service any of the Loans for Seller or loan subservicing contracts, loan servicing agreements pursuant to which Seller services loans for third parties and receives compensation therefor and any other contracts or agreements pursuant to which Seller receives compensation or benefits and which Buyer agrees to assume pursuant to this Agreement; PROVIDED, HOWEVER, that such benefits, rights and entitlements shall not include amounts which are due or may become due to Seller under any insurance contracts or litigation to which Seller has been, is or will be a party, and Seller shall retain its right to conduct its business, subject to
SECTION 10.4 hereof, as a federally-chartered savings bank under any permissible name other than "Union Federal Bank" or any variant thereof which employs the names "Union" or "UnionFed". The contract and other rights, benefits and entitlements referred to in this SECTION 2.1(F) that may be assumed by Buyer are reflected in SCHEDULE 2.1(F), which schedule shall be revised, to the extent necessary, to reflect all such rights, benefits and entitlements as of the Closing and delivered to Buyer as soon as practicable prior to the Closing (as so revised, the "CLOSING SCHEDULE 2.1(F)"). Schedule 2.1(f) designates certain of the contracts referred to herein which Buyer has already agreed with Seller that Buyer will assume. Within ten (10) days after the date of this Agreement or promptly after Buyer's receipt of CLOSING SCHEDULE 2.1(F), but in any event prior to the Closing, Buyer shall notify Seller in writing of any additional contract listed on either such Schedule that it will not assume at the Closing and shall assume at the Closing only those obligations of Seller under the contracts not so identified in such notice.

          (g) CASH. Cash to the extent necessary to result in the aggregate amount (as determined pursuant to SECTION 2.4(A) hereof) of the Assets transferred to Buyer at the Closing hereunder, including such cash, being equal to the amount (as determined pursuant to SECTION 2.4(B) hereof) of the Liabilities assumed by Buyer at such Closing, other than Liabilities for severance payments assumed in accordance with SECTION 2.2(C) below.

          (h) OTHER SPECIFIED ASSETS. Those other assets of Seller, specified and described in SCHEDULE 2.1(H) hereto, with such additions thereto and deletions therefrom as shall be agreed to by Buyer and listed in a revised
Schedule 2.1(h) (the "CLOSING SCHEDULE 2.1(H)") prepared by Seller and delivered to Buyer as soon as practicable prior to the Closing.

     2.2 ASSUMPTION OF LIABILITIES. Pursuant to the terms and subject to the conditions of this Agreement, Buyer shall assume, as of the Closing, only the following liabilities, duties and obligations of Seller (collectively, the "LIABILITIES"), and no other liabilities, duties or obligations:

          (a) DEPOSIT LIABILITIES. All of the liabilities and obligations of Seller with respect to principal of, interest on and the provision of information or services relating to, the Deposits that are listed and described in SCHEDULE 2.2(A) hereto, together with such additions thereto and deletions therefrom as shall be reflected in an updated schedule (the "CLOSING SCHEDULE 2.2(A)") prepared as of the Closing Date.

          (b) CONTRACT OBLIGATIONS. The obligations of Seller to pay amounts due or accrued as of the Closing with respect to those contracts and other agreements of Seller referred to in SECTION 2.1(F) that Buyer agrees to assume as of the Closing which are incurred in the ordinary course of the business of Seller not in violation of any law, regulation, contract or duty and not including any amounts payable in respect of any Taxes (except for real estate and, to the extent applicable, personal property taxes prorated in the manner set forth in SECTION 12.5 hereof), tort claims, litigation or other disputes, all of which amounts shall be listed and described in a schedule (the "CLOSING
SCHEDULE 2.2(B)") prepared by Seller and delivered to Buyer as soon as practicable prior to the Closing.

          (c) EMPLOYEE SEVERANCE PAYMENTS. Amounts payable by Seller pursuant to severance agreements and severance payment policies in respect of employees of Seller, in each case to the extent listed and described in SCHEDULE 2.2(C); PROVIDED, HOWEVER, that such amounts shall not include any amounts payable to David S. Engelman pursuant to any employment agreement, severance agreement, supplemental executive retirement plan or other agreement or arrangement or understanding between Seller or Holding Company and Mr. Engelman or any third party. Schedule 2.2(c) includes the amounts that would be payable under the agreements and policies referred to in this SECTION 2.2(C) as of the date of this Agreement. A revised schedule (the "CLOSING SCHEDULE 2.2(C)") setting forth the actual amounts so payable as of the Closing shall be prepared by Seller and delivered to Buyer as soon as practicable prior to the Closing. Except for such amounts as may be payable to employees temporarily employed by Buyer to assist in transition activities following the Closing, which amounts shall be paid by Buyer to such employees, all such amounts shall be paid by Seller at the time of termination of such employees and reimbursed to Seller by Buyer upon request accompanied by evidence of such payment.

          (d) OTHER SPECIFIED LIABILITIES. Those other liabilities of Seller, specified and described in SCHEDULE 2.2(D) hereto, with such additions thereto and deletions therefrom as shall be agreed to by Buyer and listed in a revised
Schedule 2.2(d)

(the "CLOSING SCHEDULE 2.2(D)") prepared by Seller and delivered to Buyer as of the Closing.

     2.3 PAYMENT OF CERTAIN ACCOUNTS PAYABLE. In addition to the contract obligations that are assumed by Buyer pursuant to SECTION 2.2(B), and as an accommodation to Seller and to facilitate the consummation of the transactions contemplated herein, Buyer will, as agent for Seller, pay certain accounts payable of Seller that are due as of the Closing, which accounts payable, including the respective amounts thereof (in the aggregate, the "ACCOUNTS PAYABLE AMOUNT"), shall be specified and described in a schedule (the "CLOSING
SCHEDULE 2.3"), which schedule shall be prepared by Seller and delivered to Buyer as soon as practicable prior to the Closing and shall be subject to Buyer's approval; PROVIDED, HOWEVER, that Buyer shall be obligated to make such payments only to the extent that Seller provides to Buyer additional cash at the Closing for such payments, as provided in SECTION 9.2(A).

     2.4 PURCHASE PRICE; METHOD OF PAYMENT. In consideration of the transfer by Seller to Buyer of the Deposits, together with the related deposit-gathering facilities and customer relationships of Seller, pursuant to this Agreement, Buyer shall pay to Seller a total purchase price (the "PURCHASE PRICE") equal to $7,700,000, subject to adjustment as provided below, that shall be payable in immediately available funds as of the Closing. As a condition to payment of the Purchase Price provided above, Seller shall deliver to Buyer at the Closing Assets in an aggregate amount, determined in accordance with the provisions of
SECTION 2.4(A) below, that is equal to the amount of the Liabilities, as determined in accordance with the provisions of SECTION 2.4(B) below, assumed by Buyer pursuant to this Agreement, other than Liabilities for severance payments assumed in accordance with SECTION 2.2(C). If Seller is unable to deliver Assets in such an amount (a "SHORTFALL"), or as soon as it shall become apparent that Seller cannot do so, then, if Buyer elects not to waive such Shortfall, the provisions of SECTION 2.5 shall immediately become operative, the Purchase Price shall be adjusted as therein provided, and the parties hereto shall thereupon become obligated to use their respective best efforts to complete the Alternative Bank Transaction provided for therein. The amount of the Purchase Price payable by Buyer at the Closing, whether pursuant to this SECTION 2.4 or pursuant to the Alternative Bank Transaction, shall be reduced by the amount of the Purchase Price Holdback.

          (a) DETERMINATION OF ASSET AMOUNTS. Solely for purposes of determining the amounts of Assets to be transferred at the Closing, but without representation as to the value, for tax or accounting purposes, of such Assets:

               (i) CASH. Assets consisting of cash, amounts due from banks, and federal funds shall be transferred at the stated or face amount thereof, together with any applicable accrued interest.

               (ii) SECURITIES AND OTHER INVESTMENTS. Securities and other investments shall be transferred at the respective Net Book Values indicated therefor in CLOSING SCHEDULE 2.1(D), together with accrued unpaid interest thereon; PROVIDED, that if any securities are proposed to be delivered by Seller at the Closing that are not listed in CLOSING SCHEDULE 2.1(D) such securities shall be transferred at such amount as Buyer and Seller shall agree.

               (iii) LOANS. Loans shall be transferred at the respective Net Book Values indicated therefor in CLOSING SCHEDULE 2.1(C), together with accrued unpaid interest thereon through the Closing; PROVIDED, that Loans more than ninety (90) days delinquent at Closing shall be transferred at Net Book Value without the addition of any accrued unpaid interest. Any other Loans proposed to be delivered by Seller at the Closing shall be transferred at such amount as Buyer and Seller shall agree.

               (iv) FIXED ASSETS. Fixed Assets shall be transferred at the Net Book Value thereof reflected in the financial statements of Seller as of the month-end preceding the Closing (or the month-end prior thereto if the Closing occurs on or before the 15th of the month).

               (v) REAL ESTATE. Real estate interests comprising Owned Facilities or REO shall be transferred at the respective Net Book Values indicated therefor in CLOSING SCHEDULE 2.1(A) or CLOSING SCHEDULE 2.1(C).

               (vi) OTHER SPECIFIED ASSETS. Those Assets to which an amount has been assigned in CLOSING SCHEDULE 2.1(H) shall be transferred at the amount so assigned.

               (vii) LEASEHOLD INTERESTS; OTHER ASSETS. No amount shall be ascribed to any of the Leased Facilities (except to the extent of leasehold improvements included in Fixed Assets) or other Assets acquired by Buyer pursuant to this Agreement that are not specifically referred to and provided for in any of the preceding clauses of this SECTION 2.4(A).

          (b) DETERMINATION OF LIABILITY AMOUNTS. Solely for purposes of determining the amounts of Liabilities assumed by Buyer at the Closing, but without representation as to the value, for tax or accounting purposes, of such Liabilities, each of the Liabilities to be assumed by Buyer pursuant to this Agreement shall be transferred at their respective Net Book Values, together with accrued unpaid interest thereon, if any. No amount shall be ascribed to any Liability assumed by Buyer that is not recorded in accordance with generally accepted accounting principles as a liability on the statement of financial condition of Seller as of the Closing.

     2.5  ALTERNATIVE BANK TRANSACTION.  In the event the provisions of this
SECTION 2.5 become operative as provided in SECTION 2.4, the parties hereto shall use their best efforts to complete the transactions provided for in the other provisions of this Agreement on the following modified basis (such transactions as so modified being referred to in this Agreement as the "ALTERNATIVE BANK TRANSACTION"):

          (i) Seller shall retain the Facility referred to as "LA Main" in the attached SCHEDULE 2.1(A) (the "LA MAIN FACILITY") and shall also retain the liabilities related to the Deposits identified to such Facility in Seller's Deposit records (the approximate amount of such Deposits as of the date of this Agreement being $23,700,000) and the Fixed Assets relating to such Facility;

          (ii) The Purchase Price payable by Buyer shall be reduced by the amount by which the Deposits specified in SECTION 8.1(E) transferred at Closing to Buyer are less than the amount of the Deposits listed and described in
SCHEDULE 2.2(A) multiplied by .047;

          (iii) The prohibition on use of the name "Union Federal Bank" and variations thereof set forth in SECTION 2.1(F) hereof and the prohibitions of
SECTION 10.4 hereof shall be deemed modified to the extent necessary to permit Seller to conduct business at the LA Main Facility after the Closing;

          (iv) the minimum level of the Deposits specified in SECTION 8.1(E) as a condition to the Closing shall be $800,000,000 rather than $840,000,000;

          (v) Any other provision of this Agreement that may appear to prohibit or impact completion of the Alternative Bank Transaction shall be deemed amended in such manner as the parties hereto shall, as a condition to the Closing, in good faith agree in order to permit such completion in accordance with applicable law or regulatory forbearance; and

          (vi) For a period of two years commencing on the Closing Date, Buyer shall not solicit for hire or hire any employee of Seller at the LA Main Facility without Seller's prior written consent.

     2.6 REVIEW OF CLOSING SCHEDULES. Buyer shall have the right to review and approve all Closing Schedules and supporting documentation therefor prior to the Closing.

     2.7 LIMITATION ON LIABILITIES ASSUMED AND ASSETS PURCHASED. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT THAT MAY APPEAR TO BE TO THE CONTRARY, (I) BUYER IS AGREEING TO ASSUME, AND UPON COMPLETION OF THE CLOSING SHALL BE DEEMED TO HAVE ASSUMED, ONLY THOSE SPECIFIC LIABILITIES, OBLIGATIONS OR DUTIES OF SELLER THAT ARE SPECIFIED IN THIS AGREEMENT AND SHALL NOT ASSUME OR BE DEEMED TO HAVE ASSUMED ANY OTHER LIABILITIES, OBLIGATIONS OR DUTIES OF SELLER, HOLDING COMPANY OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES OF ANY KIND OR NATURE WHATSOEVER, WHETHER OR NOT ACCRUED OR FIXED, ABSOLUTE OR CONTINGENT, DETERMINED OR DETERMINABLE (INCLUDING, WITHOUT LIMITATION, ANY PENALTIES, FINES, COMPENSATORY OR PUNITIVE DAMAGES AND ANY TAX LIABILITIES OF ANY KIND WHATSOEVER) EXISTING AT THE TIME OF OR ARISING OUT OF OR RELATING TO ACTS, EVENTS OR OMISSIONS TO ACT THAT OCCURRED PRIOR TO THE CLOSING; AND
(II) BUYER IS HEREBY PURCHASING ONLY THOSE ASSETS SPECIFIED HEREIN. SELLER SHALL RETAIN ALL OF ITS OTHER LIABILITIES, OBLIGATIONS, DUTIES AND ASSETS; PROVIDED, THAT SELLER SHALL BE FREE TO ASSIGN, TRANSFER AND SELL ANY AND ALL OF SUCH OTHER LIABILITIES AND ASSETS TO ANY THIRD PARTIES THAT IT MAY CHOOSE.

     2.8  CONTINGENT PAYMENT.

          (a) As additional consideration for the transactions provided for herein, Seller shall be entitled to receive additional, contingent consideration (the "CONTINGENT PAYMENT") based upon the performance of certain of the multi-family, commercial and industrial real estate loans transferred to Buyer pursuant to this Agreement that have principal balances in excess of $500,000 on the Closing Date (the "CONTINGENT PORTFOLIO") as specified and described, and in respect of which a "BASE AMOUNT" is assigned, in SCHEDULE 2.8(A) hereto, with such additions thereto and deletions therefrom as shall be agreed by Seller and Buyer and shall be listed in a revised schedule, which schedule shall also reflect for any new such Loan an assigned "BASE AMOUNT", (the "CLOSING SCHEDULE 2.8(A)") and shall be prepared by Seller and delivered to Buyer as soon as practicable prior to the Closing.

          (b) Within 60 days after June 30, 1998 (the "EVALUATION DATE"), Buyer will deliver to Seller a schedule (the "RESOLVED LOAN SCHEDULE") identifying those Loans from the Contingent Portfolio that have been disposed of or resolved (the "RESOLVED LOANS") during the period from the Closing through the Evaluation Date (the "CONTINGENT PERIOD"), together with the "RECOVERY AMOUNT" with respect to each of such Loans. Resolved Loans shall include any Loan included in the Contingent Portfolio that has been, during the Contingent Period: (i) repaid in full, whether at maturity or otherwise, including Loans rolled-over or refinanced with the proceeds of a new loan from Buyer made at market rates and terms; (ii) repaid, with the consent of Buyer, at an amount less than the full unpaid principal amount; (iii) sold by Buyer, whether in bulk with other Loans or loans of Buyer or individually; (iv) with respect to which Buyer has acquired title to the collateral property through foreclosure, trustee's sale, acceptance of deed-in-lieu or otherwise; (v) charged-off in full by Buyer, or (vi) otherwise disposed of and removed from the financial statements of Buyer as an asset. Recovery Amounts shall be determined by comparing the "INVESTMENT AMOUNT", as defined below, of each Resolved Loan to the aggregate proceeds received by the Buyer with respect to such Resolved Loan during the Contingent Period ("RECOVERY PROCEEDS"), and may be either positive, reflecting total Recovery Proceeds in excess of the Investment Amount, or negative, reflecting total Recovery Proceeds less than the Investment Amount. The Investment Amount with respect to each Loan included in the Contingent Portfolio shall be the sum of (a) the Base Amount for such Loan set forth in Closing Schedule 2.8(a) hereto; (b) interest accrued at the contract rate at the Closing for such Loan from the Closing through the date on which the Loan is finally resolved; and (c) all costs and expenses paid to third parties in connection with loan administration as allowed by the Loan Documents or disposition of the Loan or the related collateral therefor, including without limitation, tax and insurance advances, fees of trustees, receivers, counsel, appraisers, brokers or agents, or property managers, costs related to maintenance or refurbishment of the collateral for such Loan and costs of marketing and sale of the Loan or related collateral therefor. Recovery Proceeds with respect to a Resolved Loan shall be the sum of: (x) all payments of principal and interest actually received by Buyer on such Loan during the period from the Closing through the date on which the Loan is finally resolved; (y) with respect to Loans rolled-over or refinanced during the Contingent Period, the principal amount of the new loan plus any cash payment made to Buyer as a repayment of principal or unpaid interest on the Loan and not as any points, costs, fees or charges relating to the origination of the new loan; and (z) with respect to Loans foreclosed or satisfied by trustee's sale or by acceptance of a deed-in-lieu of foreclosure, if the acquired collateral property is sold during the Contingent Period, the proceeds of such sale, and if the acquired collateral property has not been finally disposed of during the Contingent Period, the fair value of such property at the end of the Contingent Period as recorded in accordance with generally accepted accounting principles in the financial statements of Buyer.

          (c) The aggregate net Recovery Amount of the Resolved Loans shall be determined by Buyer in accordance with the provisions of SECTION 2.8(B). Buyer shall be entitled to offset against such aggregate net Recovery Amount the amount of its damages resulting from breaches by Seller of its representations, warranties and covenants made herein, including, without limitation, any amounts due to Buyer under the provisions of SECTIONS 12.6(A) and 12.6(B) hereof, that remain unpaid at the Evaluation Date. Buyer shall pay to Seller at the time of delivery of the Resolved Loan Schedule an amount equal to fifty percent (50%) of any positive amount of the aggregate net Recovery Amount of the Resolved Loans remaining after the offset described in the preceding sentence of this SECTION 2.8(C).

          (d) Notwithstanding anything in this Agreement which may be asserted to be to the contrary, Buyer shall at all times have sole and complete discretion in determining how to deal with and to account for any Loan included in the Contingent Portfolio. Without limiting the generality of the foregoing, Buyer shall at all times be free, without liability or obligation to Seller, to determine to hold, sell, foreclose upon, modify or amend, or refuse to modify or amend, or to accept partial payment of, or to extend or renew any such Loan on such basis as it shall choose and without regard to the effect of any such action on the possibility that Seller or any successor of Seller may or may not receive any Contingent Payment provided for herein, it being the express agreement and understanding of the parties hereto that Buyer shall at all times be entitled to treat all Loans included in the Contingent Portfolio as its sole property.



                                  ARTICLE III.

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Except as otherwise disclosed to Buyer in a schedule dated as of the date hereof and delivered concurrently with the execution of this Agreement (the "SELLER SCHEDULE"), which Schedule lists exceptions to the following representations and warranties,
Seller represents and warrants to Buyer as set forth in this ARTICLE III.

     3.1  ORGANIZATION AND RELATED MATTERS.

          Seller is a federally chartered stock savings bank, validly existing and in good standing under the laws of the United States of America, has the requisite power and authority to accept and maintain the Deposits, to own, lease and operate the Assets and to carry on the business currently conducted by it. Holding Company owns, of record and beneficially, all of the outstanding stock of Seller. Seller has the requisite corporate power and authority to execute, deliver and perform this Agreement.

     3.2 AUTHORIZATION. This Agreement has been duly and validly authorized, executed and delivered by Seller and is a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors of federal savings banks generally or general equitable principles. As the sole stockholder of Seller, Holding Company has approved this Agreement and the transactions contemplated thereby, and no actions are required by law, or by the certificate of incorporation or by-laws of Holding Company, to be taken by the stockholders of Holding Company to authorize either the execution, delivery and performance of this Agreement or the transactions contemplated thereby.

     3.3 NO BREACHES OF STATUTE OR CONTRACT. Neither the execution, delivery and performance of this Agreement by Seller, nor the consummation by it of the transactions contemplated hereby, nor compliance by it with any of the provisions hereof will (a) conflict with its charter or by-laws; (b) violate any applicable law, order or regulation; or (c) conflict with or result in a breach of any judgment, order, decree or ruling to which Seller is a party, or by which it or any of its property or assets is bound, or any injunction of any court or governmental authority to which it or any of its property or assets is subject, or any material agreement to which it is a party or by which any of its property or assets is affected.

     3.4 NO CONSENT. Except for the Regulatory Approval, no consents, approvals, orders, resolutions, by or from any governmental or regulatory agency, authority, corporation, board, commission, department or other governmental instrumentality (a "GOVERNMENTAL AUTHORITY") or any other party, are required in order for Seller to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

     3.5  COMPLIANCE WITH LAWS.

          a. Except for the reports and directive referred to in (b) below, Seller has conducted its business in compliance with all laws, regulations, ordinances, permits, reporting and licensing requirements and orders applicable to its business or properties or any of its employees, the breach or violation of which could, individually or in the aggregate, have a material adverse effect on the Facilities, or on the Deposits or on the Assets and business of Seller to be transferred to Buyer hereunder. Seller has all licenses, permits, orders and other authorizations of all federal, state and local governments and governmental authorities necessary for the lawful conduct of its business at each of the Facilities as now conducted, except for any of the foregoing as to which the failure to have such item would not have a material adverse effect on the Facilities, or on the Deposits or on the Assets and business of Seller to be transferred to Buyer hereunder, and all such licenses, permits, orders and other authorizations, are valid and in good standing. The Facilities, their operation and existence, the Deposits and the administration thereof are and at all times have been in compliance in all material respects with all applicable laws, orders and regulations relating to a federal savings bank (including IRS information reporting, backup withholding and customer certification regulations) and the Deposits are insured by the FDIC through the Savings Association Insurance Fund up to the current applicable maximum limits.

          b. Except as set forth in the OTS Reports, Seller has not received any notification from any Governmental Authority asserting that it or any of its subsidiaries is not in compliance with any of the statutes, regulations or ordinances that such Governmental Authority enforces. Except for the OTS Capital Directive dated November 28, 1994 and Board resolutions adopted in connection therewith, true and complete copies of which have been made available to Buyer, Seller is not a party to or the subject of any supervisory agreement, memorandum of understanding, cease-and-desist order, consent decree, assistance agreement or any similar agreement or arrangement with any Governmental Authority with respect to its assets, capital, operations or business (nor has Seller adopted any board resolutions or made any written commitments with respect to any of the foregoing at the request of any Governmental Authority), and Seller has not been advised by any Governmental Authority that such Governmental Authority contemplates issuing or requesting (or is considering the appropriateness of issuing or requesting) any such supervisory agreement, memorandum of understanding, cease-and-desist order, consent decree, assistance agreement or similar agreement or arrangement or any such board resolutions or written commitments. Except for routine examinations by Governmental Authorities charged with the supervision or regulation of savings and loan holding companies and savings associations, no investigation by any Governmental Authority is pending or threatened against Seller or any subsidiary or probable of assertion after the date hereof.

     3.6  PROPERTIES.

          (a) Seller has, and will sell, transfer, convey and assign to Buyer, good and, as to Assets consisting of real property interests, marketable and insurable title to the Assets, free and clear of all liens, claims, charges, security interests or other encumbrances, other than liens, claims, charges, security interests and encumbrances approved in writing by Buyer and liens for real estate taxes and special assessments not yet due and payable. The Fixed Assets are in adequate working condition for the conduct of the business of the Facilities as currently conducted by Seller.

          (b) All Fixed Assets held by Seller under lease and all of the Leased Facilities are held under valid instruments, enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally or general equitable principles or to the extent that the nonenforceability thereof would not constitute a material adverse effect on the Facilities or on the business of Seller to be transferred to Buyer hereunder. As of the date hereof, there is no material default (or event or circumstance which, with the giving of notice or lapse of time or both, would constitute such a default) by the lessee or the lessor under any such lease.

          (c) Seller is insured with reputable insurers, in such amounts as have been disclosed to Buyer and against all risks normally insured against by savings banks in similar lines of business, and all insurance policies and bonds maintained by Seller as of the date hereof are listed in SCHEDULE 3.6 hereto and are in full force and effect. As of the date hereof, Seller has not received any notice of cancellation or material amendment of any insurance policy or bond, and is not in default under any such policy or bond, no coverage thereunder is being disputed, and all claims thereunder have been filed in timely fashion.

     3.7  FINANCIAL STATEMENTS AND REPORTS.

          (a) Seller has furnished to Buyer, or will so furnish promptly upon filing thereof, true and complete copies of the following Holding Company documents: (i) its annual report on Form 10-K for the fiscal year ended June 30, 1994, as filed with the SEC; (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended September 30, December 31, and March 31, 1995, respectively, as filed with the SEC; and (iii) all other reports and other filings made by Holding Company or any subsidiary with the SEC under the Exchange Act after June 30, 1994 and prior to the Closing Date (such reports, together with any amendments or supplements thereto, collectively, the "SEC FILINGS").

          (b) The audited consolidated financial statements and any unaudited interim consolidated financial statements of Holding Company included in the SEC Filings to the extent they relate to or reflect the results of operations, cash flows or assets or liabilities of Seller, complied, and in the case of SEC Filings made after the date hereof will comply, in all material respects with the applicable rules and regulations of the SEC, were or will be, as the case may be, prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto or, with respect to interim financial statements, as permitted by Form 10-Q) and fairly present or will fairly present, as the case may be, the financial information purported to be presented thereby.

          (c) No offering circular, proxy statement, schedule or report (including, without limitation, the SEC Filings) filed by Holding Company or any subsidiary since June 30, 1993, with the

SEC, the OTS or the FDIC under the Exchange Act or other applicable federal, state or territorial laws or regulations, as of the date thereof, contained or, in the case of filings made after the date hereof, will contain any untrue statement of a material fact or omitted, or in the case of filings made after the date hereof will omit, to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except in each of the foregoing cases (other than the SEC Filings) for any such statements or omissions as may have been revised or supplemented by subsequent filings. Since June 30, 1994, each of Seller and Holding Company has filed and will file in a timely manner all required filings with the SEC, the OTS, the FDIC and all other appropriate Governmental Authorities, and all such filings complied and will comply in all material respects with the regulatory requirements applicable thereto.

     3.8 NO BROKER'S OR FINDER'S FEES. No person or firm acting on behalf of Holding Company or Seller or any of their affiliates is or will be entitled to receive from Buyer any broker's or finder's fee or similar fee directly or indirectly in connection with this Agreement or the transactions contemplated hereby.

     3.9 RECORDS AND DOCUMENTS. The Records are and shall be sufficient to permit the conduct of a federal savings bank business in compliance in all material respects with all applicable laws, regulations and contractual or other obligations to customers. Without limiting the foregoing, the Records accurately reflect in all material respects all material agreements and understandings with all depositors regarding the Deposits.

     3.10  HAZARDOUS MATERIALS.

           (a) To Seller's Best Knowledge, (i) no Hazardous Materials (as defined below) have been deposited or disposed of in, on or under, or handled or processed on, or released, emitted or discharged from any of the Owned Facilities or REO and any leased real property on which the Leased Facilities are located, during the time when Seller owned or leased the property; and (ii) as of the date of this Agreement no prior owners, occupants or operators of any such properties ever deposited, disposed of, or allowed to be deposited or disposed of in, on, or under or handled or processed on, or released, emitted or discharged from, such properties, any Hazardous Material, or that any prior or present owners, occupants or operators of any such properties in which Seller holds a security interest, mortgage or other lien or interest, deposited or disposed of in, on or under or handled or processed on, or released, emitted or discharged from, such properties, any Hazardous Material; other than, for purposes of both clauses (i) and (ii) above, such quantities and for such uses as are typical for operating and maintaining such properties which shall not be in violation of applicable laws as of the Closing Date. "HAZARDOUS MATERIAL" shall mean any substance, chemical, waste or other material which is listed, defined or otherwise identified as hazardous, toxic or dangerous under any applicable law, regulation or order of any Governmental Authority, as well as any petroleum, petroleum product or by-product, crude oil, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas useable for fuel, and "source," "special nuclear," and "by-product" material as defined in the Atomic Energy Act of 1985, 42 U.S.C. Section 3011 et seq.

           (b) To the Best Knowledge of Seller, as of the date of this Agreement, none of its Mortgagors is in violation (either directly, including as a successor-in-interest in connection with the realization of properties serving as collateral, or indirectly, as a collateral interest holder) of any judgment, decree, order, law, license, rule or regulation relating to environmental laws, except to the extent that such violations, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the on the value of the related Loan, nor has Seller or, to the Best Knowledge of Seller, any of its Mortgagors, received notice from any Governmental Authority of any such violation or of any remedial investigation or action which could reasonably be expected to have a material adverse effect on the value of the related Loan.

     3.11 DAMAGE TO MORTGAGED PROPERTIES. To Seller's Best Knowledge, none of the properties securing any of the Loans has suffered material damage or casualty loss not covered by an insurance policy written by a reputable insurer whose claims-paying capacity has not been impaired.

     3.12 CONTRACTS AND DEFAULTS. No event has occurred and remains uncured which constitutes a default or results in a right of acceleration, termination or any similar right by any party (or would, but for the passage of time or the giving of notice, constitute a default or result in such a right of acceleration, termination or similar right) under any contract relating to the operation of the Facilities, any of the other Assets or any other assumed contract except for any such defaults which would not, individually or in the aggregate, have a material adverse effect on the Facilities, or on the Deposits or on the Assets and business of Seller to be transferred to Buyer hereunder.

     3.13 LABOR CONTRACTS AND RELATIONS. Seller is not party to, or bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor, to Seller's Best Knowledge, is Seller the subject of a proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is any such proceeding threatened, nor is there any strike or other labor dispute involving Seller, pending or, to Seller's Best Knowledge, threatened, nor is Seller aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

     3.14  EMPLOYEE BENEFITS.

           (a) All benefit plans, contracts and arrangements (regardless of whether they are funded or unfunded) covering current employees, former employees or retirees of Seller, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the ERISA (the "PLANS"), are listed on SCHEDULE 3.14. True and complete copies of all the Plans have been made available to Buyer.

           (b) All of the Plans, to the extent subject to ERISA, are in material compliance with ERISA. Each Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("PENSION PLAN") and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and Seller is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to Seller's Best Knowledge, threatened litigation relating to the Plans. Seller has not engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject either Seller or Buyer to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

           (c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Seller with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by it, or the single-employer plan of any entity which is considered one employer with Seller under Section 4001 of ERISA or Section 414 of the Code (an "ERISA AFFILIATE"). Seller has not incurred and does not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of any ERISA Affiliate). No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the twelve-month period ending on the date hereof.

           (d) All contributions required to be made by Seller under the terms of any Plan have been timely made when due.

           (e) Seller does not have any obligations for retiree health and life benefits under any Plan.

           (f) Seller intends to make all contributions required to be made by Seller after the Closing under the terms of any Plan.

     3.15 LITIGATION AND LIABILITIES. SCHEDULE 3.15 lists all actions, suits or proceedings of any type pending or, to Seller's Best Knowledge, threatened against Seller or the Assets, and, to Seller's Best Knowledge, there are no facts or circumstances that, individually or in the aggregate, could reasonably be expected to result in claims asserted or judgments rendered in excess of $500,000 or have a material adverse effect on the Facilities, or on the Deposits, or on the Assets and business of Seller to be transferred to Buyer hereunder.

     3.16 EMPLOYMENT AND SIMILAR AGREEMENTS; OBLIGATIONS UPON CHANGE IN CONTROL. Except for the severance agreements and policies listed on SCHEDULE 2.2(C), there are no agreements between Seller, on the one hand, and any officer or employee of Seller, on the other hand, under which any of the transactions contemplated by this Agreement will require any payment by Buyer to any director, officer, employee, former employee or retiree of Seller or of any other party, and neither Seller nor any of its officers, directors or representatives have made any representation to the contrary to any employees of Seller.

     3.17 REGULATORY APPLICATIONS. None of the information provided or to be provided by Seller for inclusion in any applications for Regulatory Approvals in connection with the approval of this Agreement and the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

     3.18 DISCLOSURE. No written statement, certificate, schedule, list or other written information furnished by or on behalf of either Seller or Holding Company to Buyer prior to the date hereof contained any statement that was incorrect or misleading in any material respect.

     3.19 AMERICANS WITH DISABILITIES ACT. To the Best Knowledge of Seller, the Facilities are in all material respects in compliance with the "readily achievable" standards of the ADA. In the event that any of the Facilities do not, or are determined not to, comply with the "readily achievable" standards of the ADA after the date of this Agreement and prior to the Closing, Seller shall cooperate with, and shall provide such information to, Buyer as is reasonably necessary to bring the Facilities into compliance with the "readily achievable" standards of the ADA.

     3.20  LOANS.

           (a) All of the Loans are presently serviced by the third parties listed on SCHEDULE 3.20(A) hereto, and have been and are being serviced in accordance with applicable law and prudent mortgage loan servicing standards for similar residential, multi-family, commercial or industrial mortgage loans or mobile home loans, as the case may be, and each such Loan was made substantially in accordance with Seller's standard underwriting and documentation policies as in effect at the time of its origination.

           (b) Except where any breach or inaccuracy in any of the following representations would not in the aggregate have a material adverse effect on the value of the Loans to be acquired by Buyer hereunder as a whole, with respect to each Loan to be transferred to Buyer hereunder:

               (i) Such Loan was solicited, originated and currently exists in material compliance with all applicable requirements of federal, state, and local laws and regulations promulgated thereunder (for purposes of this clause
(i), a Loan would not be in material compliance if, among other things the non-compliance adversely affects the value or collectibility of the Loan);

               (ii) The Mortgage Note evidencing such Loan and any related security instrument (including, without limitation, any guaranty or similar instrument) constitutes a valid, legal and binding obligation of the obligor thereunder, enforceable in accordance with their terms, subject as to enforcement to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and all actions necessary to perfect any related security interest have been duly taken;

               (iii) The terms of the Loan Documents with respect to such Loan are consistent in all material respects with the terms of the internal loan approval for such Loan and there has been no material modification to or waiver of such terms except as evidenced in documents executed by the parties and included in the Loan Documents;

               (iv) No claims or defenses to the enforcement of such Loan have been asserted and to Seller's Best Knowledge there are no acts or omissions that would give rise to any claim or right of rescission, independent legal action, setoff, counterclaim or defense by Mortgagors, obligor or any other person obligated to perform under any related Loan Documents;

               (v) All information provided hereunder pertaining to such Loan, including information contained in the related Loan

Documents, is a true and correct reflection of Seller's records regarding such Loan;

               (vi) Seller is in possession of a complete file containing all of the Loan Documents required by law, regulation and prudent lending policies, including those of Seller;

               (vii) There are no delinquent taxes, ground rents, water charges, sewer rents, assessments or other outstanding charges attaching to the related Mortgaged Property;

               (viii) There are no mechanics' liens or claims for work, labor or material or similar encumbrances affecting any Mortgaged Property which are or may be liens prior to, or equal with, the lien of the related Mortgage except those which are insured against;

               (ix) The related Mortgaged Property is free of damage and waste and there is no proceeding pending for the total or partial condemnation thereof;

               (x) The related Mortgage constitutes a valid and enforceable lien on or security interest in the related Mortgaged Property, having the priority indicated for it on SCHEDULE 2.1(C), which Mortgaged Property is free and clear of all encumbrances and liens having priority superior to that of the lien of the Mortgage, except for (a) liens for real estate taxes and special assessments not yet due and payable, (b) covenants, conditions, restrictions, rights of way, easements and other matters of public record as of the date of recording of such Mortgage, which exceptions of record are of a character acceptable to mortgage lending institutions generally, (c) any prior liens reflected on SCHEDULE 2.1(C) and (d) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the real property security intended to be provided by such Mortgage;

               (xi) Seller has not waived, modified, altered, satisfied, canceled or (except with respect to the prior liens, if any, reflected on SCHEDULE 2.1(C)) subordinated any Loan in any respect, or rescinded, and the related Mortgaged Property has not been released from the lien or other encumbrance of, nor has the Mortgagor been released from its obligations under, the Mortgage, in whole or in part, in a manner which materially interferes with the benefits of the security intended to be provided by the Mortgage or the value or marketability of the Mortgaged Property for the purposes specified in the Mortgage, nor has any instrument been executed by the Seller that would effect any such waiver, modification, alteration, satisfaction, cancellation, subordination, rescission or release, with the exception of written instruments which are part of the related Loan Document;

               (xii) None of the improvements which were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of the Loan lies outside of the boundaries and building restriction lines of such Mortgaged Property; no improvements on adjoining properties materially encroach upon such Mortgaged Property; no improvement located on or forming part of the related Mortgaged Property is in violation of any applicable zoning and building laws and ordinances;

               (xiii) No Loan is secured in whole or in part by a Mortgage upon a leasehold estate of a Mortgagor under a ground lease of the related Mortgaged Property and not by the related fee interest therein;

               (xiv) To the Best Knowledge of the Seller, there is no litigation, proceeding or governmental investigation pending nor any order, injunction or decree, outstanding, existing or relating to the Loan or Mortgaged Property, which in either case could reasonably be expected to have a material adverse effect upon the related Loan;

               (xv) If the Loan entitles Seller to a participation interest in sale or refinance proceeds with respect to the related Mortgaged Property, Seller will not retain any right, title or interest therein following the Closing.

               (xvi) To the extent required under applicable law, Seller and each prior holder of a Loan, was authorized and licensed to transact and do business in the jurisdiction in which the related Mortgaged Property is located at all times when it held such Loan;

               (xvii) Each Mortgage is insured by an ALTA lender's title insurance policy (each, a "TITLE POLICY"), issued by an insurer generally acceptable in the industry with respect to comparable mortgage loans at the time of the issuance of such policy, ensuring that such Mortgage is a valid lien on the related Mortgaged Property with the priority shown on the Loan Schedule, subject only to the exceptions stated therein. Each such Title Policy is in full force and effect. Unless disclosed in the applicable Loan Documents, no claims have been made under any such Title Policies, the Seller and all prior mortgagees have not done, by act or omission, anything which would impair the coverage of any such Title Policies, and, to the Best Knowledge of Seller, there are no facts or circumstances which would result in the impairment, diminution or negation of such coverage;

               (xviii) The Mortgaged Properties securing Loans that are single family residential mortgage loans are insured in amounts and by insurers that meet the requirements of the Federal

Home Loan Mortgage Corporation or the Federal National Mortgage Association for resale in secondary market transactions. Each other Mortgaged Property (including all improvements thereon) is insured by a hazard insurance policy as required by the applicable Mortgage, issued by an insurer generally acceptable to the industry with respect to comparable properties at the time of the issuance of such policy, in an amount not less than the lesser of (A) the outstanding principal balance as of the date hereof of the applicable Loan or
(B) the replacement value of the improvements on such Mortgaged Property. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, all premiums on such insurance policy have been paid, and all such insurance policies require prior notice to the mortgagee of termination or cancellation (and no such notice has been received by the Seller). Each Mortgage obligates the related Mortgagor to maintain all such insurance at the Mortgagor's cost and expense and, upon Mortgagor's failure to do so, authorizes the mortgagee to maintain such insurance at the Mortgagor's cost and expense and to seek reimbursements therefor from such Mortgagor. The Seller has not engaged in, and has no current actual knowledge, without the duty of inquiry or investigation, of the Mortgagor's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the indorsement provided therein, or the validity and binding effect of either. If upon origination of the Loan the Mortgaged Property was in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance has been made available), and if required by applicable law, a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect. The hazard insurance policy is in full force and effect and will be in full force and effect and inure to the benefit of the Buyer upon the consummation of the transactions contemplated hereby;

               (xix) No Mortgage provides that the related Mortgaged Property secures any other promissory note or obligation, and no Mortgage Note is secured by any collateral not a part of the Loan Documents;

               (xx) Each Loan contains valid and enforceable provisions for the acceleration of the indebtedness if, without the prior written consent of the mortgagee, the Mortgaged Property, or any interest therein, is directly or indirectly transferred, sold or master leased;

               (xxi) To Seller's Best Knowledge, (i) no Hazardous Materials have been disposed of, or identified on, at or under, any Mortgaged Property, other than such quantities and for such uses as are typical for operating and maintaining like properties which shall not be in violation of applicable laws as of the Closing

Date; (ii) such Mortgaged Property has not been used for the storage, treatment or disposal of Hazardous Materials, other than such quantities and for such uses as are typical for operating and maintaining like properties which shall not be in violation of applicable laws as of the Closing Date; and (iii) Hazardous Materials are not present in, on or below such Mortgaged Property in such a manner or concentration as to violate any law or regulation; and such Mortgaged Property, by itself or as a part of any other property, has never been identified by any governmental agency as the site of a "release", within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or the Resource Conservation and Recovery Act, as amended, and any other environmental law, of a Hazardous Material; and

               (xxii) With respect to each Loan, the indebtedness secured by any senior lien thereto is current and there is no default thereunder or event which with the giving of notice or the passage of time, or both, would constitute a default thereunder;

     3.21 IRAS AND KEOGH PLANS. Each type of IRA and each type of Keogh plan offered by Seller (the "PROTOTYPE PLANS") is listed in SCHEDULE 3.21. Seller has delivered to Buyer correct and complete copies of each Prototype Plan, a copy of the last IRS approval letter with respect to the form of Prototype Plans, and copies of all forms of IRA and Keogh agreements including any currently effective amendments.


                                   ARTICLE IV.

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller as follows:

     4.1 ORGANIZATION AND RELATED MATTERS. Buyer is a federal savings bank validly existing and in good standing under the laws of the United States of America, with the requisite corporate power and authority to execute, deliver and perform this Agreement.

     4.2 AUTHORIZATION. This Agreement has been duly and validly authorized, executed and delivered by Buyer and is a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, reorganization, and similar laws relating to creditors' rights generally and the rights of creditors of federal savings banks and to general equitable principles.

     4.3 NO BREACHES OF STATUTE OR CONTRACT; REQUIRED CONSENTS. Neither the execution, delivery and performance of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance with any of the provisions hereof, will
(a) conflict with the charter or bylaws of Buyer; (b) violate any applicable laws, orders or regulations; (c) conflict with or result in a breach of any judgment, order, decree or ruling to which Buyer is a party, or by which it or any of its property is bound, or any injunction of any court or governmental authority to which it or any of its property is subject, or any material agreement to which it is a party or by which any of its property is affected; or
(d) require the approval or consent of any third party other than as contemplated by this Agreement.

     4.4 GOVERNMENTAL APPROVALS. Except for the Regulatory Approval, no consents, approvals, orders, resolutions or forbearances, by or from any Governmental Authority are required in order for Buyer to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

     4.5 NO BROKER'S OR FINDER'S FEES. No person or firm acting on behalf of Buyer or any of its affiliates is or will be entitled to receive from Seller any broker's or finder's fee or similar fee directly or indirectly in connection with this Agreement or the transactions contemplated hereby.


                                   ARTICLE V.

                         PRE-CLOSING COVENANTS OF SELLER

     Except as the parties may otherwise agree in writing:

     5.1 OPERATIONS IN ORDINARY COURSE. Seller shall operate the Facilities and each of its deposit-gathering and other business activities, from the date hereof through the Closing, in the ordinary course, consistent with Seller's past practice, EXCEPT that Seller may complete any of its contemplated sales of certain classified and nonperforming assets that do not prevent, hinder or delay any of the transactions provided for herein (such classified and nonperforming asset sales not affecting the transactions provided for herein being referred to herein as the "CLASSIFIED ASSETS SALES") and Seller shall be permitted to raise its deposit levels at the LA Main Facility to $35 million.

     5.2 PRESERVATION OF BUSINESS. Seller shall use its best efforts to preserve intact the business organization of its deposit-gathering activities and to preserve the present relationships of Seller with all of its deposit and other customers and with all entities having significant business dealings with Seller. Without limiting the generality of the foregoing, from the date hereof through the Closing, Seller shall not amend or modify any of its promotional or deposit account practices without Buyer's prior written consent and Seller shall offer rates on the Deposits that are consistent with general market rates for similar deposits and with the intent of retaining its deposit base at approximately the current level; PROVIDED, HOWEVER, that, subject to the provisions of the following sentence, Seller shall be permitted to increase its rates above general market rates at the LA Main Facility (but not at any other of the Facilities) if necessary or desirable to permit the increase in deposit levels to $35 million. In addition, Seller shall not issue any brokered deposits, including, without limitation, any deposits solicited by officers or employees of Seller that would meet the definition of a "brokered deposit" set forth in the regulations of the FDIC at 12 C.F.R. Section 337.6; PROVIDED, HOWEVER, that Seller, acting only through third party deposit brokers, may issue up to a maximum of $15,000,000 of such brokered deposits which deposits, in the event the Alternative Bank Transaction is consummated, shall be retained by Seller.

     5.3 EMPLOYEES. Seller shall use its best efforts to keep available the services of the present employees of Seller who continue to perform in a manner that Seller reasonably deems satisfactory and that are necessary to preserve substantially intact the business organization of Seller. Seller shall not change or agree to change the salary, remuneration or compensation of any of its employees (or make any increase in the number of such persons), or pay or agree to pay any uncommitted bonus to any such employees. Seller shall amend to the extent necessary all severance payment policies in respect of employees of Seller, as listed and described in SCHEDULE 2.2(C) (but not including the individual severance or employment contracts listed therein), to provide that no benefits shall be payable thereunder to any employees who are offered comparable employment with Buyer.

     5.4 FACILITY LEASES. Any defaults under any lease relating to any of the Leased Facilities under which Seller is the lessee shall be cured prior to the Closing and Seller shall provide Buyer with written evidence of such cure acceptable to Buyer. Seller shall use its best efforts to obtain any consents, estoppel certificates or other documents with respect to any such lease that Buyer shall deem reasonably necessary or desirable in connection with this Agreement or the transactions contemplated hereby.

     5.5 NEGATIVE COVENANTS OF SELLER. From the date hereof until the Closing Date, except with the prior consent of Buyer, Seller shall not:

          (a) DIVIDENDS. Declare or pay any dividend (whether in cash, stock or other property) or make any other distribution in respect of its capital stock.

          (b) ISSUANCE OF SECURITIES. Issue, reissue, sell or acquire (or agree to issue, reissue, sell or acquire), shares of its capital stock, other equity securities or Voting Debt or rights, options or warrants to acquire any such shares of stock or other equity securities or Voting Debt.

          (c) CONTRACTS; ASSET SALES. Enter into, amend or terminate any contract, arrangement, or commitment to be assumed by Buyer at the Closing, except as required by the terms of this Agreement; or sell or transfer to any third party any of the Assets to be acquired by Buyer hereunder, or enter into any contract or agreement to do so.

          (d) EMPLOYEE MATTERS. (i) Enter into, adopt or amend any pension, retirement, profit sharing, bonus, welfare benefit or other employee benefit plan or any agreement, arrangement, plan or policy between Seller and one or more of its officers or employees; (ii) increase in any manner the compensation or fringe benefits of any officer or employee of Seller or pay any benefit not required by any plan or arrangement in effect on the date of this Agreement, or enter into any contract, commitment or arrangement to do any of the foregoing, or (iii) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any officer or employee of Seller or any of its subsidiaries of compensation or benefits contingent, or the terms of which are altered, upon the occurrence of any of the transactions contemplated by this Agreement.

          (e) MODIFICATION, WAIVER OR FORECLOSURE OF LOANS. Waive, modify, alter, cancel, accept a discounted payoff of, or (except with respect to the prior liens, if any, reflected on SCHEDULE 2.1(C)) subordinate any Loan in any respect, or foreclose or otherwise proceed against the collateral for, accept a deed in lieu of foreclosure of, or compromise or settle any claims with respect to, any Loan, or rescind, and the related Mortgaged Property shall not be released from, the lien or other encumbrance of, nor shall the Mortgagor be released from its obligations under, the related Mortgage, in whole or in part, in a manner which would materially interfere with the benefits of the security intended to be provided by the related Mortgage or the value or marketability of the related Mortgaged Property for the purposes specified in the related Mortgage, nor shall any instrument be executed by Seller that would effect any such waiver, modification, alteration, cancellation, discounted payoff, subordination, foreclosure, deed in lieu of foreclosure, compromise or settlement, rescission or release, except as required by law or by the related Loan Documents, true and correct copies of which have been made available to Buyer prior to the date hereof.

          (f) INDEBTEDNESS. Incur any indebtedness for borrowed money (other than indebtedness incurred in respect of advances from the FHLB-San Francisco having maturities not extending beyond the Closing Date), or assume, guarantee, endorse or otherwise become responsible for, the obligations of any other individual or entity, other than endorsements and guarantees in the ordinary course of Seller's banking business consistent with past practice.

          (g) INVESTMENTS. Make any investment in the capital stock or securities (excluding notes issued by Mortgagors in respect of loans made by Seller in the ordinary course of business) of any other person, except for (i) capital stock of the FHLB-San Francisco to the extent required by law; (ii) interest-bearing accounts or certificates of deposits in the FHLB-San Francisco with maturities of thirty (30) days or less; (iii) direct obligations of the United States of America or for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest and, in all such cases, having maturities of thirty (30) days or less;
(iv) repurchase agreements, having maturities of thirty (30) days or less, of primary dealers secured by U.S. government agency mortgage-backed securities; and (v) overnight or term federal funds (with maturities of thirty (30) days or less) with money-center banks.

          (h)  BUSINESS PRACTICES.  (i) Enter into any new line of business;
(ii) change its lending, investment, liability management and other material management policies; or (iii) incur or commit to incur any capital expenditures.


                                   ARTICLE VI.

                          TRANSFER OF DEPOSIT ACCOUNTS

     6.1 NOTICE TO CUSTOMERS. Seller shall provide Buyer with a customer list relating to the Deposits within five (5) days after the date hereof for the purposes of the mailings required to be made by Buyer referred to below (the "INITIAL LIST"). On the Closing Date, Seller shall provide a customer list relating to the Deposits as of the close of business on the last business day before the Closing Date. As soon as practicable after the date hereof, Seller shall notify all holders of the Deposits that, subject to regulatory approval and satisfaction or waiver of the other conditions to the Closing hereunder, Buyer will be assuming Seller's liability for the Deposits. The notification shall be based on the Initial List and a log maintained by Seller of new Deposits opened since the date of such list. Seller shall provide Buyer with a copy of such log up to the date of Seller's mailing. Buyer shall send notifications to the same holders as soon after Seller's mailing as practicable, setting out the details of its administration of the Deposits to be assumed. Each party shall obtain the written approval of the other of its notification letter(s) prior to mailing, which approvals shall not be unreasonably withheld or delayed. Holders of Deposit accounts opened following the notifications provided for above and prior to the Closing shall be given a copy of both Buyer's and Seller's notification letters by Seller at the time such accounts are opened. Each party shall be responsible for its own costs and expenses incurred in connection with the design, printing and distribution of the materials included in their respective notifications pursuant to this
SECTION 6.1. Notwithstanding the foregoing provisions of this SECTION 6.1, no notice shall be sent to holders of the Deposits related to the LA Main Facility until such time as the parties determine whether the Alternative Bank Transaction shall be effected at the Closing.

     6.2 INTEREST REPORTING. Seller shall report for all periods through the Closing Date, and Buyer shall report for periods from and after the Closing Date, all interest credited to, interest premiums paid on, interest withheld from and early withdrawal penalties charged with respect to the Deposits, all such reports to be made to the holders of the Deposits, and to governmental agencies as required by applicable tax and other law.

     6.3 RETIREMENT ACCOUNTS. The parties acknowledge that Seller holds certain of the Deposits for participants in individual retirement accounts and basic retirement accounts ("RETIREMENT ACCOUNTS") and that Buyer desires to act as trustee thereof from and after the Closing Date, to the extent permitted under the applicable trust agreements. The parties shall confer and determine as soon as practicable prior to the Closing Date which, if any, of the Retirement Accounts cannot be transferred to Buyer under this Agreement. Seller shall make appropriate arrangements to transfer to another depositary institution or terminate any Retirement Accounts which cannot be transferred to Buyer. Prior to the Closing Date, Seller shall take such action as Buyer shall require to ensure that the computer records of Seller with respect to the Retirement Accounts appropriately indicate the Retirement Accounts to be transferred to Buyer. Seller shall be responsible for all government reporting, including, without limitation, federal and state pension withholding reporting (and complying with any applicable withholding requirements) relating to Retirement Accounts transferred to Buyer for all periods through the Closing Date. Buyer shall be responsible for all such government reporting commencing on the day after the Closing Date for the Retirement Accounts transferred to Buyer. As of and after the Closing, Buyer shall succeed to the fiduciary relationships of Seller arising out of the Retirement Accounts transferred to Buyer.

     6.4 OPERATIONAL COOPERATION. Seller and Buyer shall cooperate, provide such information as is reasonably necessary, and take such steps as are reasonably required, to reconcile transactions related to the Deposits that are not settled as of the Closing, effectuate the assumption by Buyer of the liabilities and obligations of Seller relating to the Deposits, and otherwise effect the transfer of the Deposits from Seller to Buyer. After the date hereof, Seller and Buyer shall each in good faith negotiate an agreement specifying the procedures to be followed in connection with the transfer of deposit accounts by Seller to Buyer not inconsistent with this ARTICLE VI.


                                  ARTICLE VII.

                          ADDITIONAL AGREEMENTS; TAXES

     7.1 BEST EFFORTS. Each of Seller and Buyer agrees to use its best efforts to take, or to cause to be taken, all reasonable actions and to do, or to cause to be done, all reasonable things necessary, proper or advisable to consummate the transactions contemplated by this Agreement or to satisfy the conditions to consummation set forth herein, including without limitation, all such actions or things as may be required under applicable laws and regulations, and to furnish to the other such further information and documents as are reasonably requested in connection with this Agreement and the transactions contemplated hereby.

     7.2 REQUIRED APPROVALS. As soon as practicable after the date of this Agreement, (a) Buyer shall, at its own expense, submit an appropriate application to the OTS with respect to the transactions contemplated by this Agreement, and (b) Buyer and Seller shall each, at its own expense, prepare and submit for filing any and all other applications, proxy or information statements, filings and registrations with and notifications to, all federal and state authorities required of them pursuant to applicable law and regulation with respect to the transactions contemplated by this Agreement. Thereafter, Buyer and Seller shall each pursue all such applications, proxy or information statements, filings, registrations and notifications diligently and in good faith, and shall file such supplements, amendments and additional information in connection therewith as shall be reasonably necessary. Buyer and Seller shall each deliver promptly to the other a copy of each material notice, order, opinion and other item of correspondence received by it or them, as the case may be, from such federal and state authorities (except for any portions thereof deemed confidential by the party or parties making such applications, filings, registrations or notifications) and shall advise the other at such party's or parties' request of developments and progress with respect to such matters.

     7.3 ASSISTANCE IN OBTAINING REGULATORY APPROVALS. Each of Buyer and Seller agrees to use all reasonable efforts to assist the other in obtaining all regulatory approvals necessary to complete the transactions contemplated hereby (the "REGULATORY APPROVALS"), and each of Buyer and Seller shall provide the other or the appropriate regulatory authorities, with all information reasonably required to be submitted by the party or parties making such applications, filings, registrations or notifications in connection with such approvals.

     7.4 EMPLOYEES. (a) This Agreement is intended to result solely in the transfer of the Assets and the Liabilities specified herein to Buyer in accordance with the terms and conditions of this Agreement. No transfer of employment of any employee, representative or agent of Seller associated with the Facilities or otherwise is intended by the parties. Except as set forth in
SECTION 2.2(C) hereof, Seller shall remain solely responsible for its employees, former employees, retirees, representatives and agents during their employment with Seller and with respect to all matters arising during or from their employment with Seller, including, without limitation, benefits, continuation of benefits (COBRA and retiree medical) the payment of any accrued vacation pay, sick pay, severance payments or other payments to which such employees may be entitled.

     (b) Without limiting the provisions of SECTION 7.4(A), Buyer will endeavor in good faith to identify employment opportunities within its branch office system for all employees of Seller employed in the branch offices of Seller. Such efforts shall include posting of employment opportunities with Buyer in the branch offices of Seller and interviewing any such employee of Seller who seeks to be considered for such a position with Buyer and Seller shall cooperate with Buyer in facilitating such interviews; PROVIDED, HOWEVER, that Buyer shall not seek to induce any Seller employee to commence employment with Buyer prior to the Closing Date without Seller's consent. Buyer shall also post employment opportunities available in other operations of Buyer and shall interview qualified employees of Seller who seek to be considered for such a position with Buyer. Except for the provisions relating to severance payments set forth in
SECTION 2.2(C) hereof, Seller shall be responsible for the provision of benefits and continuation of benefits and for the payment of any and all accrued vacation pay, sick pay and any other amounts due such employees, former employees, retirees, representatives and agents, if any, in respect of or arising out of their employment by Seller, it being the intention and agreement of Seller and Buyer that Buyer shall have no responsibility therefor. It is agreed that any employee accepting employment with Buyer will not receive a guarantee of any minimum period of employment, and that, except as provided below, his or her employment tenure at Seller will not carry over to Buyer. Seller agrees to make no representations to its employees regarding employment by Buyer. It is the intention of Buyer to train all employees of Seller employed at the Facilities and all other employees of Seller whom Buyer expects to employ in Buyer's branch office procedures prior to the

Closing Date. Seller shall cooperate in good faith with Buyer in facilitating such training.

     (c) Employees hired by Buyer in connection with the transactions contemplated by this Agreement will receive credit for their prior service with Seller for purposes of eligibility and vesting only, and not for purposes of determining the amount of benefits payable, under Buyer's existing employee benefit plans and programs.

     7.5 INVESTIGATIONS; CONFIDENTIALITY. Seller shall provide Buyer and its representatives and agents access, at all times and upon notice, to the Facilities and all books and records of Seller, including without limitation, such information with respect to the employees of Seller as Buyer may reasonably request for the purpose of enabling Buyer to determine whether to offer employment to such persons. Buyer shall maintain the confidentiality of all information obtained from Seller ("CONFIDENTIAL INFORMATION"), exercising the same degree of care as it uses to preserve and safeguard its own confidential information, except to the extent that such Confidential Information: (a) was in the public domain at the time it was disclosed to Buyer; (b) enters the public domain after receipt by Buyer through any source other than Buyer or its representatives or agents; (c) is required to be disclosed by the order of a governmental agency or legislative body or a court of competent jurisdiction; PROVIDED, HOWEVER, that if Buyer intends to make any disclosure of Confidential Information pursuant to such an order, Buyer shall give notice to Seller upon receipt of such order and prior to any disclosure; or (d) is required to be disclosed in connection with any application for regulatory approval of the transactions contemplated herein pursuant to SECTION 7.2. Buyer agrees that it will use the Confidential Information only for purposes related to this Agreement and the transactions contemplated hereby and will circulate Confidential Information internally only to those of its employees and agents who have a need to know such Confidential Information for such purposes.

     7.6 NOTIFICATION. Each party to this Agreement shall notify the other party promptly after becoming aware of the occurrence of, or the impending or threatened occurrence of, any event that would constitute a breach on its part of any obligation under this Agreement or the occurrence of any event that would cause any representation or warranty made by it herein to be false or misleading, or if it becomes a party or is threatened with becoming a party to any legal or equitable proceeding or governmental investigation or upon the occurrence of any event that would result in a change in the circumstances of either party described in the representations and warranties contained herein.

     7.7 WARN ACT. Seller is responsible for any costs and for providing any notifications required under the Worker's Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 ET SEQ., as amended, and the regulations issued pursuant thereto (the "WARN ACT"), and any similar state laws or regulations.

     7.8 SALES AND TRANSFER TAXES. All Taxes, including excise, sales, use and transfer taxes that are payable or that arise as a result of the consummation of the purchase and sale contemplated by this Agreement, not including any tax relating to income of Buyer, shall be paid by Seller and Seller shall indemnify and hold Buyer harmless from and against any such Taxes.

     7.9 INFORMATION RETURNS. At Closing, Seller shall provide Buyer with a list of all Deposits for which Seller has not received a properly completed Form W-8 or W-9 or on which Seller is back-up withholding as of the applicable Closing Date, and such list shall include the date that each such Deposit was opened. Seller shall, prior to the Closing, remit to the appropriate governmental agency all amounts required to be withheld under applicable law with respect to any Deposit at any time prior to the Closing and Buyer shall have no responsibility therefor. Seller shall indemnify Buyer for any penalties and interest imposed upon Buyer if such penalties and interest arise out of actions taken or omitted to be taken by Buyer in reliance upon information provided under this SECTION 7.9 and such penalty and interest does not result from an act or omission of Buyer not made in reliance upon such information.

     7.10 SALES TAX CLEARANCE. Seller shall cooperate, provide such information as is reasonably necessary, and take such steps as are reasonably required, to enable Buyer promptly to obtain a certificate of payment (the "SALES TAX CERTIFICATE") of the California State Board of Equalization issued pursuant to Sections 6811 ET SEQ. of the California Revenue and Taxation Code (the "CALIFORNIA CODE"), stating what amounts, if any, are unpaid and owed by Seller pursuant to Division 2, Parts 1, 1.5 and 1.6 of the California Code with respect to any sale or other transfer occurring on or before the Closing Date; and Seller shall pay such amounts, if any, stated in such Sales Tax Certificate.


                                  ARTICLE VIII.

                              CONDITIONS TO CLOSING

     8.1 CONDITIONS TO BUYER'S OBLIGATIONS. Buyer's obligations to consummate the transactions contemplated hereby are subject to the satisfaction on or before the Closing Date of the following conditions, unless Buyer waives such satisfaction:

          (a) PERFORMANCE BY SELLER; THIRD PARTY CONSENTS. Seller shall have complied in all material respects with and shall have performed all the terms, covenants and conditions of this Agreement required to be performed by it on or before the Closing Date, shall have delivered all documents required to be delivered pursuant to this Agreement and shall have taken all other actions required of it under this Agreement; all third party consents required for the consummation of the transactions contemplated by this Agreement, in form and substance satisfactory to Buyer, shall have been obtained by Seller and delivered to Buyer; and there shall have been delivered to Buyer on the Closing Date a certificate executed by the chief executive officer of Seller certifying compliance with all the provisions of this SECTION 8.1(A).

          (b) REPRESENTATIONS. The representations and warranties of Seller herein shall be true and correct in all respects material as of the Closing to the Facilities, to the Deposits, and to the Assets and business of Seller to be acquired by Buyer pursuant to this Agreement as though they had been made on and as of the Closing Date.

          (c) DESTRUCTION OF PROPERTY. Between the date hereof and the Closing Date, there shall have been no material damage to or destruction of any of the Facilities and no zoning or other order, limitation or restriction shall have been imposed against the same that might have a materially adverse impact upon the use of those Facilities that are currently used as banking offices for such use.

          (d) NO MATERIAL ADVERSE EFFECT. No material adverse change in the financial condition, business, assets or liabilities of Seller, including the Assets and the Liabilities, shall have occurred between the date hereof and the Closing Date; PROVIDED, that the Classified Assets Sales contemplated by SECTION 5.1, and any change in Seller's capital levels resulting therefrom, shall not be considered to be such a material adverse change.

          (e) AMOUNT OF DEPOSITS. As of the close of business on the last business day before the Closing Date, the aggregate amount of the Deposits, together with accrued interest thereon, to be transferred to Buyer shall not be less than eight hundred forty million dollars ($840,000,000).

          (f) OPINION OF COUNSEL. Buyer shall have received an opinion or opinions of Gibson, Dunn & Crutcher and Morris, Nichols, Arscht & Tunnel, counsel to Seller, substantially in the form of EXHIBIT A hereto.

          (g) NO RESOLUTION AMENDMENTS. Neither the Board of Directors of Holding Company, acting as in its capacity as sole stockholder of Seller, nor Seller, nor any committee thereof, shall have amended or modified the resolutions approving this Agreement and the consummation of the transaction contemplated herein and neither of such Boards shall have adopted any resolutions inconsistent with such resolutions.

          (h) THIRD PARTY CONSENTS. Seller shall have obtained the consent or approval (other than pursuant to the Regulatory Approvals referred to in SECTION 8.3(B)) of each person whose consent or approval is required in order to permit the consummation of the transactions contemplated herein, including Buyer's succession to any right or interest of Seller or its subsidiaries under any servicing or other contract, note, mortgage, policy of insurance or other insurance benefits, lease, license or other agreement or instrument.

     8.2 CONDITIONS TO SELLER'S OBLIGATIONS. Seller's obligations to consummate the transactions contemplated hereby are subject to the satisfaction on or before the Closing Date of the following conditions, unless Seller waives such satisfaction:

          (a) PERFORMANCE BY BUYER. Buyer shall have complied with and performed in all material respects all the terms, covenants and conditions of this Agreement required to be performed by it on or before the Closing Date, shall have delivered all documents required to be delivered pursuant to this Agreement and shall have taken all other actions to be taken by it under this Agreement; and there shall have been delivered to Seller on the Closing Date a certificate executed by the chief executive officer of Buyer certifying compliance with all the provisions of this SECTION 8.2(A).

          (b) REPRESENTATIONS. The representations and warranties of Buyer herein shall be true and correct in all material respects as of the Closing as though such representations and warranties had been made on and as of the Closing Date.

          (c) OPINION OF COUNSEL. Seller shall have received an opinion of Mayer, Brown & Platt, counsel to Buyer, substantially in the form of EXHIBIT B hereto.

     8.3 CONDITIONS TO OBLIGATIONS OF ALL PARTIES. The obligations of all parties to consummate the transactions contemplated hereby are subject to the satisfaction on or before the Closing Date of the following conditions, unless all parties waive such satisfaction:

          (a) ABSENCE OF LITIGATION OR GOVERNMENT ACTION. There shall not be in effect a preliminary or permanent injunction or other order by any federal or state court or governmental entity which prohibits the consummation of the transactions contemplated hereby; and no governmental or private action or proceeding seeking to restrain or prohibit the transactions contemplated by this Agreement or assert any material liability in connection herewith shall have been instituted or, in the reasonable opinion of Seller or Buyer, be imminent before a court or other governmental body.

          (b) REGULATORY APPROVALS. All Regulatory Approvals necessary for consummation of the transactions contemplated by this Agreement shall have been obtained without the imposition of any terms or conditions that are reasonably deemed by a party affected thereby to be materially adverse; such approvals shall be in effect and no proceedings shall have been initiated or threatened challenging or questioning such approvals by any governmental agency with jurisdiction therein; all applicable waiting periods with respect to such approvals shall have expired, and all conditions and requirements prescribed by law or otherwise imposed in connection with such Regulatory Approvals shall have been satisfied.


                                   ARTICLE IX.

                                   THE CLOSING

     9.1 TIME AND PLACE OF CLOSING. The consummation of the transactions contemplated hereby (the "CLOSING") will take place at the offices of Mayer, Brown & Platt in Los Angeles, California at the close of business on a business day mutually acceptable to Seller and Buyer as soon as practicable after receipt by the parties of all required governmental approvals, satisfaction of any conditions to consummation set forth therein, and the expiration of any required waiting periods (the "CLOSING DATE"), but in no event later than June 30, 1995, which date may be extended to July 15, 1995 by either Buyer or Seller unless such extension is not permitted by applicable regulatory authorities (the "TERMINATION DATE").

     9.2  PROCEDURE AT CLOSING.

          (a) CASH PAYMENT. The cash included in the Assets that Seller is to deliver to Buyer at the Closing and the Accounts Payable Amount, if any, specified in accordance with SECTION 2.3 hereof, reduced by the sum of the Purchase Price plus the difference in cost to Seller of obtaining ALTA owner's policies of title insurance with respect to the Owned Facilities as opposed to CLTA owner's policies of title insurance (as so reduced, the "CASH PAYMENT"), shall be paid to Buyer no later than 12:00 noon Pacific Time on the Closing Date, by wire transfer of immediately available funds to an account to be designated by Buyer. If the payment to be made hereunder on the Closing Date shall not be made on or before 12:00 A.M. Pacific Time on such date, Seller shall make such payment on or before 12:00 A.M. Pacific Time, on the next business day together with interest thereon at the current federal funds rate as determined daily from the Closing Date to the date of such payment.

          (b)  Except for the payments made pursuant to subsection (a) of this
SECTION 9.2, the sales, purchases, transfers, assumptions, leases and other acts made or taken at the Closing will be made or taken to be effective as of the opening of business on the Closing Date; PROVIDED, that all of the actions, deliveries, assumptions and payments required to be taken, made, effected or paid in connection with the Closing shall be deemed to constitute one single transaction and none shall be deemed completed unless and until all are completed.

          (c) If any instrument of transfer contemplated herein shall be recorded in any public record before the Closing and the Closing is not completed, then at the request of such transferring party the other party shall deliver (or execute and deliver) such instruments and take such other action as such transferring party shall reasonably request to revoke of record such purported transfer.

     9.3 DELIVERIES BY SELLER. At or prior to the Closing, Seller shall deliver to Buyer the following:

          (a) Possession of the Facilities and the Assets being transferred on the Closing Date;

          (b) With respect to each Owned Facility, an ALTA owner's policy of title insurance in form, substance and policy amount satisfactory to Buyer and issued by an insurer satisfactory to Buyer, together with all endorsements and binders thereto as may be required by Buyer, naming Buyer as the insured, subject only to such encumbrances, including property tax liens with respect to property taxes that are not delinquent, and other exceptions as shall be expressly permitted by Buyer.

          (c)  The Cash Payment as provided in SECTION 9.2(A) hereof.

          (d) The CLOSING SCHEDULES required pursuant to SECTIONS 2.1 and 2.2 hereof;

          (e)  A duly executed Bill of Sale in the form of EXHIBIT C hereto;

          (f) A duly executed Assignment of Lease in the form of EXHIBIT D hereto with respect to each of the Leased Facilities, and any subleases relating thereto;

          (g) A duly executed Consent in the form of EXHIBIT E hereto with respect to each of the Leased Facilities and any subleases relating thereto;

          (h) An Officer's certificates of Seller, dated as of the Closing Date, confirming that the conditions to Buyer's obligations set forth in SECTIONS 8.1 have been satisfied;

          (i) A legal opinion of counsel to Seller, addressed to Buyer, as set forth in SECTION 8.1(F);

          (j)  The Records;

          (k)  The Loan Documents;

          (l) The Mortgage Notes, each endorsed to Buyer or its designee pursuant to an endorsement or allonge executed by a duly authorized officer of Seller;

          (m) Assignments of mortgage, in recordable form, with respect to all of the Mortgages, executed and acknowledged by Seller by a duly authorized officer, in favor of Buyer or its designee; and

          (n) Such other instruments and documents as Buyer shall reasonably deem necessary or convenient, including bills of sale and assignments, in order to convey, transfer and assign to Buyer good, marketable and insurable title to the Assets and the Liabilities pursuant to this Agreement.

     9.4 DELIVERIES BY BUYER. At the Closing, Buyer shall deliver to Seller the following:

          (a) A duly executed Assumption Agreement as to the Liabilities as shall be necessary to effect the assumption by Buyer of the Liabilities in accordance with the terms hereof, in the form of EXHIBIT F attached hereto;

          (b) An officer's certificate, dated as of the Closing Date, confirming that the conditions to Seller's obligations set forth in SECTIONS 8.2 have been met;

          (c) A legal opinion of counsel to Buyer, addressed to Seller, as set forth in SECTION 8.2(C); and

          (d) Such other documents and instruments as are reasonably requested by Seller to evidence Buyer's purchase of the Assets and assumption of the Liabilities.

                                   ARTICLE X.


                            POST-CLOSING OBLIGATIONS

     10.1 HOLDBACK. A portion of the Purchase Price equal to $750,000 (the "PURCHASE PRICE HOLDBACK") shall be retained by Buyer for a period of ninety
(90) days after the Closing (the "HOLDBACK PERIOD") in accordance with the provisions of this SECTION 10.1; PROVIDED, HOWEVER, that, to the extent not previously utilized or made subject to a claim as provided below, the Purchase Price Holdback shall be reduced to $500,000 after thirty (30) days and to $250,000 after sixty (60) days.

          (a) During the Holdback Period, and in order to cover payments to Buyer of post-Closing adjustments, as provided in this ARTICLE X, any unpaid sales tax liability (as reported by the California State Board of Equalization in the Sales Tax Certificate to be obtained by Buyer as provided in
SECTION 7.10 hereof) of Seller with respect to any sale or other transfer occurring on or before the Closing Date, and any other amounts payable hereunder after the Closing by Seller to Buyer which are not otherwise paid by Seller (collectively, the "HOLDBACK CHARGES"), Buyer shall be entitled to reduce the amount of the Purchase Price Holdback (each time, as so reduced, the "REDUCED HOLDBACK AMOUNT") from time to time by an amount equal to any Holdback Charges, five (5) business days after written notice is sent to Seller, which notice shall set forth (i) the amount of such Holdback Charge(s) and (ii) a description of the basis for such Holdback Charge(s). If Seller disputes a reduction of the Purchase Price Holdback as set forth in any such notice, Seller shall, within five (5) business days, provide Buyer with written notice disputing such a reduction and stating the reasons for Seller's assertion. In such event, the parties shall negotiate in good faith to resolve any such dispute.

          (b) No later than 12:00 noon Pacific Time on or before the fifth business day following the end of each 30 days of the Holdback Period, Buyer shall pay the portion of the Purchase Price Holdback released at such time or, in the event that the Purchase Price Holdback was reduced during the Holdback Period, the Reduced Holdback Amount (if a positive number), in either case with interest accrued daily at the federal funds rate from the Closing Date to (but not including) the date of payment, to Seller by wire transfer of immediately available funds to such account as shall be designated by Seller for such purpose.

     10.2 POST-CLOSING ADJUSTMENTS.

          (a) GENERAL. The parties hereto acknowledge that certain amounts referred to herein may not be finally determinable until after the Closing as a result of the processing of checks and other transactions on or shortly before the Closing Date and other activity occurring in the operation of the Facilities. The parties shall cooperate in the prompt determination and settlement of such amounts within ninety (90) days after the Closing Date in a manner consistent with the terms of this Agreement. Any amounts settled after the Closing shall accrue interest at the then current federal funds rate.

          (b) RETURNED ITEMS. As part of the post-Closing adjustments, Buyer shall pay to Seller the amount of any items accepted by Seller for deposit to customer accounts prior to the Closing and included in the Deposits which are subsequently returned unpaid. With respect to any item, if (a) Buyer cannot recover from the account holder an amount otherwise payable to Seller pursuant to this SECTION 10.2, and (b) Buyer has not permitted withdrawals prior the expiration of the period of time such Deposits are not available for withdrawal as properly determined by Seller and communicated to Buyer at Closing, then Buyer shall not be obligated to reimburse Seller for such item(s) hereunder.

          (c) PAYMENT. Other than post-closing adjustments payable to Buyer that are paid by means of a reduction of the Purchase Price Holdback, post-closing adjustments shall be paid daily by wire transfer of immediately available funds, or other mutually acceptable means, no later than 12:00 noon Pacific Time to an account to be designated by the party due payments hereunder.

     10.3 RECORDS. Upon consummation of the Closing, Seller or any successor shall deliver or make available to Buyer all of the Records that Seller has and which Buyer requests. Following the Closing, Seller shall provide Buyer with access to, or copies of, all such Records relating to the Facilities, the Deposits and the other Assets and Liabilities, and the employees of Seller, as may be retained in the possession or control of Seller or any successor that are requested by Buyer. After the Closing, Seller shall have reasonable access to such books, records and documents, including the Records, and have the right to make copies thereof (including electronic copies where appropriate) to the extent required for the ongoing business operations of Seller or Holding Company.

     10.4 NON-COMPETITION AGREEMENT. On and after the Closing Date and ending on the date which is three years after the Closing Date, Seller shall not, and shall not permit any of its affiliates to, without the prior written consent of Buyer, open, operate, purchase or retain an office of a depository financial institution in any of the California Counties of Los Angeles, Orange or Ventura under the name "Union Federal Bank" or any variant thereof which employs the names "Union" or "UnionFed".

     10.5 USE OF OFFICE SPACE. For a period of twelve (12) months after the Closing, Buyer shall make available for the use of Seller, without rent or other charge, up to 6,000 square feet of office space in the Brea Facility or such other location as Buyer shall designate.

     10.6 LOAN INTEREST REPORTING.  Seller shall deliver to Buyer within five
(5) days after the Closing Date (i) taxpayer identification numbers (or records of appropriate exemptions) for all Mortgagors under the Loans and (ii) all other information in Seller's possession required by applicable law to be provided to the IRS and/or the Mortgagors with respect to the Loans transferred. Buyer shall prepare and deliver all required notices and reports with respect to all interest paid by the Mortgagors with respect to the Loans, all such notices and reports to be made to the Mortgagors under the Loans and to governmental agencies as required by applicable tax or other law.

     10.7 CONDUCT OF BUSINESS; COMPLIANCE WITH LAW. At all times after the Closing, Seller shall continue to conduct its business and other activities in compliance with all legal, contractual and other obligations applicable to it, including without limitation its dealings with creditors and the operation or termination of each and all of its employee Plans.

     10.8 PROVISION OF PROCESSING SERVICES. In the event the Alternative Bank Transaction is effected at the Closing, for a period of six (6) months commencing on the Closing Date Buyer shall make available to Seller on terms to be negotiated such data processing, cash item processing, deposit application processing and general ledger services as are currently provided to Seller under Seller's existing third party contracts for such services, but only to the extent Buyer can reasonably do so at such time under its then existing internal operations and then existing third party contracts for such services.


                                   ARTICLE XI.

                                   TERMINATION

     11.1 EVENTS OF TERMINATION. This Agreement may be terminated at any time prior to the Closing, as follows:

          (a)  By mutual written consent of Seller and Buyer;

          (b) By either party, upon written notice to the other, if the conditions to all party's obligations to consummate the transactions contemplated by this Agreement as provided in SECTION 8.3 cannot reasonably be met, satisfied or waived, or shall have become impossible to fulfill, on or before the Termination Date, unless the failure of such condition is the result of the breach of this Agreement by the party seeking to terminate;

          (c) By Seller on the one hand and Buyer on the other hand, each upon written notice to the other, if the conditions to such party's obligations to consummate the transactions contemplated by this Agreement, in the case of Seller as provided in SECTION 8.2 and in the case of Buyer as provided in
SECTION 8.1, cannot reasonably be met, satisfied or waived, or shall have become impossible to fulfill, on or before the Termination Date, unless the failure of such condition is the result of the breach of this Agreement by the party seeking to terminate;

          (d) By Seller on the one hand and Buyer on the other hand, if the OTS or any other governmental agency whose approval of the transactions contemplated hereby is required, notifies either party that by its final determination it will refuse to approve the transactions contemplated hereby, or any material element thereof, or will approve the transactions contemplated hereby, or any material element thereof, only with the imposition of terms or conditions deemed by a party affected thereby to be materially adverse; and

          (e) By Seller or Buyer if the Closing does not occur on or before the Termination Date.

     11.2 EFFECT OF TERMINATION. If this Agreement is terminated as provided above, it shall be of no further force or effect, except that the parties shall continue to be bound by SECTIONS 7.5 and 12.4, and shall cooperate in rescinding such notices to customers, employees, or other third parties as have been given; and there shall be no liability on the part of one party to the other party under or by reason of this Agreement or the transactions contemplated hereby, except for (a) fraudulent acts by a party, and (b) prior breaches by a party of any representation, warranty, covenant or obligation of this Agreement, the remedies for which shall not be limited by the provisions of this SECTION 11.2; PROVIDED, that an inability of Seller to provide sufficient cash to Buyer to permit completion of the Closing despite application of its best efforts in good faith to do so shall not by itself be deemed to constitute a breach of this Agreement giving right to a claim for damages pursuant to this Agreement. The foregoing provision shall not, however, limit or restrict the availability of specific performance or other injunctive or equitable relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder.


                                  ARTICLE XII.

                                  MISCELLANEOUS

     12.1 AMENDMENT. This Agreement may only be amended, modified or supplemented by an instrument in writing signed by a duly authorized officer of each of the parties hereto.

     12.2 WAIVER. The failure of either party at any time to require performance at any time of any provision of this Agreement shall in no manner affect such party's right at a later time to enforce such provision. No waiver by either party of any condition, or of the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or the breach of any other term, covenant, representation or warranty contained in this Agreement.

     12.3 NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, or by confirmed facsimile transmission, or on two business days following consignment, freight prepaid, to a commercial overnight air courier service, or three days after being mailed by United States mail, first class postage prepaid, return receipt requested.

     Notices shall be addressed as follows:

          If to Seller:

               Union Federal Bank
               330 East Lambert Road
               Brea, California  92621

                Attention:  David S. Engelman
                            Chairman of the Board and
                            Chief Executive Officer
                Facsimile:    (714) 256-4841

                with a copy to:

                Gibson, Dunn & Crutcher
                Jamboree Center
                4 Park Plaza, Suite 1700
                Irvine, California  92714-8557

                Attention:  Robert E. Dean, Esq.
                Facsimile:  (714) 451-4220

           If to Buyer:

                Glendale Federal Bank, Federal Savings Bank
                414 North Central Avenue
                Glendale, California 91203

                Attention:  Richard A. Fink,
                            Senior Executive Vice President
                Facsimile:  (818) 409-3151

                With a copy to:

                Mayer, Brown & Platt
                350 South Grand Avenue
                25th Floor
                Los Angeles, California 90071

                Attention:  James R. Walther, Esq.
                Facsimile:  (213) 625-0248

or such other person, address or facsimile number as the parties hereto may notify the others in writing.

     12.4 EXPENSES. Each party hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including financial advisory fees, attorneys' fees and filing or other fees payable in connection with all applications, notifications, reports, and notices.

     12.5 PRORATIONS. All operating expenses related to the Facilities, including, but not limited to, real estate taxes, SAIF deposit insurance premiums, personal property taxes (to the extent applicable), utility payments and maintenance and service contracts, shall be prorated between the parties on the basis of a 365 day year as of the close of business on the Closing Date; PROVIDED, HOWEVER, that Buyer shall not be required to assume any service or other contract relating to the Facilities and Seller shall have sole responsibility for the payment or termination of any such contract not assumed by Buyer pursuant to this Agreement; and PROVIDED, FURTHER, that the proration of SAIF deposit insurance premiums shall be computed using the SAIF deposit insurance premium rate of Buyer not Seller. All recording and documentary transfer taxes, sales taxes and any other fees, charges and assessments resulting or arising from the sale and purchase of the Assets and the assumption of the Liabilities shall be paid by Seller.

     12.6  INDEMNIFICATION.

           (a) Seller shall indemnify and hold Buyer harmless from any and all losses and expenses arising from or in connection with the operations of the Facilities, Seller's deposit-gathering activities, including the administration of the Deposits, and the Assets acquired by Buyer pursuant to this Agreement, prior to the Closing, except in each case for those Liabilities specifically assumed by Buyer at the Closing hereunder (but not including within this exception any related but unspecified liabilities, such as (without limitation) liabilities as a result of any breach or violation of any legal, regulatory, contractual or other duty or obligation of Seller or its affiliates) insofar as such losses and expenses, or the occurrence giving rise to or constituting the basis for such losses and expenses, arose prior to the Closing, including, without limitation, losses arising from or in connection with claims by employees, former employees, retirees, representatives or agents of Seller against Buyer relating to their employment by Seller prior to the Closing Date.

           (b) Seller shall indemnify and hold Buyer harmless from any and all losses which Buyer may incur or to which Buyer may become subject as a result of any material breach by Seller of its representations, warranties and covenants contained in this Agreement, including without limitation each of its covenants to be performed and complied with after the Closing hereunder.

           (c) Buyer shall indemnify and hold Seller harmless from any and all losses and expenses arising from or in connection with the operations of the Facilities, other Assets and the Deposits and other Liabilities, from and after the Closing, insofar as such losses and expenses, or the occurrence giving rise to or the basis for such losses and expenses, arose after the Closing. Buyer shall also indemnify and hold Seller harmless from any and all losses which Seller may incur or to which Seller may become subject as a result of any material breach by Buyer of its representations, warranties and covenants contained in this Agreement, including without limitation each of its covenants to be performed and complied with after the Closing hereunder.

           (d) If any claim or proceeding brought by a third party arises with respect to which Seller or Buyer (an "INDEMNIFIED PARTY") may assert indemnification hereunder, the Indemnified Party shall give reasonable written notice to the other party (the "INDEMNIFYING PARTY"), which shall have the right to assume the defense thereof with legal counsel selected by it. Any Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but at the Indemnified Party's own expense unless (i) the Indemnifying Party has consented in writing to such separate counsel, (ii) the Indemnifying Party has failed to assume the defense, or (iii) the named parties to such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have been advised by counsel that there reasonably may be one or more legal claims available to it which are different from or additional to those available to the Indemnifying party. The Indemnified Party, as a condition to the indemnification hereunder, shall use its best efforts to cooperate with the Indemnifying Party in the defense of any such action. The Indemnifying Party shall not be liable for any settlement without its written consent.

           (e) Neither Seller nor Buyer shall have any liability for indemnification with respect to matters set forth in this SECTION 12.6 (which shall not include any specific payment obligations of either party set forth in other provisions of this Agreement) until the total of all losses and expenses with respect thereto incurred by either Buyer or Seller, as the case may be, exceeds an amount equal to Two Hundred Fifty Thousand Dollars ($250,000). The liability for indemnification or reimbursement by either Seller or Buyer under this Agreement shall terminate on the Evaluation Date.

     12.7 PUBLICITY. The parties agree that any written public announcement of the execution of this Agreement or consummation of the transactions contemplated hereby in addition to those notices provided for in this Agreement shall be made only upon the consent of all parties, which consent shall not be unreasonably withheld or delayed; PROVIDED, HOWEVER, that nothing herein shall restrict any statement deemed, on the advice of legal counsel, by the party making such statement to be required by law, regulation or stock exchange requirements.

     12.8 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the parties hereto contained in this Agreement or made pursuant hereto shall survive the Closing and the consummation of the transactions contemplated by this Agreement until the Evaluation Date.

     12.9 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, not including the conflicts of laws provisions or principles thereof, and, to the extent applicable, the laws of the United States.

     12.10 ENTIRE AGREEMENT. This Agreement and the Schedules and Exhibits attached hereto set forth the entire agreement and understanding of the parties with respect to the transactions contemplated by this Agreement and supersede all prior agreements, arrangements and understandings related to the subject matter of this Agreement. Without limiting the foregoing, the warranties of Seller and Buyer set forth in this Agreement constitute the sole warranties on which Buyer and Seller, respectively, may rely and there are no implied warranties upon or from which either party may rely or take benefit.

     12.11 METHOD OF CONSENT OR WAIVER. Any consent hereunder or any waiver of conditions or covenants that may be provided for in this Agreement shall be evidenced in writing properly executed by a duly authorized officer of the party so electing hereunder.

     12.12 BINDING EFFECT; NO ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED, HOWEVER, that neither Seller nor Buyer shall assign or transfer any right or interest in and to this Agreement without the prior written consent of the other party or parties hereto, as the case may be; PROVIDED, FURTHER, that Seller may transfer any of its rights or benefits hereunder to Holding Company, upon dissolution or otherwise if, but only if, Holding Company also assumes all of Seller's obligations and liabilities, including, without limitation, indemnification obligations, in writing and in form and substance satisfactory to, and delivered to, Buyer.

     12.13 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     12.14 HEADINGS. The Article, Section and Subsection headings contained in this Agreement are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.


     12.15 SEVERABILITY. If any provision of this Agreement which is not essential in order to effect the basic purpose of this Agreement shall be held invalid or unenforceable, the remainder of this Agreement shall, nevertheless, remain in full force and effect.

     12.16 NO THIRD PARTY BENEFICIARIES. Each of the parties hereto intends that this Agreement shall not benefit or create any right or cause of action in any person other than the parties to this Agreement.

     12.17 EFFECT OF INVESTIGATIONS. Any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of Buyer shall not limit, qualify, modify or amend the representations, warranties and covenants of, and indemnities by, Seller made or undertaken pursuant to this Agreement, irrespective of the knowledge and information received (or which should have been received) therefrom by Buyer.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.


                              GLENDALE FEDERAL BANK,
                              FEDERAL SAVINGS BANK



                              By: \s\Richard A. Fink
                                 ---------------------------------

                              Its: Senior Executive Vice President
                                  --------------------------------


                              UNION FEDERAL BANK, A
                              FEDERAL SAVINGS BANK



                              By: \s\David S. Engelman
                                 -------------------------------
                              Its: Chairman/CEO
                                  ------------------------------


                    CONSENT OF UNIONFED FINANCIAL CORPORATION


     UnionFed Financial Corporation, a Delaware corporation that is the Holding Company referred to in the above Asset Purchase and Liability Assumption Agreement ("Agreement") entered into between Glendale Federal Bank, Federal Savings Bank ("Buyer") and Union Federal Bank, a federal savings bank ("Seller"), hereby (i) adopts and makes to Buyer each of the representations and warranties relating to Holding Company set forth in the Agreement, (ii) consents to and approves the Agreement in its capacity as the sole stockholder of Seller and (iii) agrees to cooperate with Buyer and Seller, and to take all such action as either of them shall reasonably request, to facilitate the purchase of assets and assumption of liabilities provided for therein.


                              UNIONFED FINANCIAL CORPORATION




                              By: \s\David S. Engelman
                                 -------------------------------

                              Its: Chairman/CEO
                                  ------------------------------

                                    EXHIBIT A


                 Form of Legal Opinion of the Counsel of Seller

     Unless otherwise defined, capitalized terms shall have the same meaning as in the Agreement. Gibson, Dunn & Crutcher and, to the extent appropriate, Morris, Nichols, Arscht & Tunnel, counsel to Seller, shall deliver an opinion to the effect that:

          (i) Seller is a federally chartered savings bank validly existing and in good standing under the laws of the United States of America, with the requisite corporate power and authority to execute, deliver and perform this Agreement, to own, lease and operate the Assets and to conduct a federal savings bank business;

          (ii) Holding Company is a corporation, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to execute, deliver and perform this Agreement. All corporate action required by law to be taken by Holding Company to authorize the execution, delivery and performance of this Agreement has been taken; and no actions are required by law, or by the certificate of incorporation or by-laws of Holding Company, to be taken by the stockholders of Holding Company to authorize the execution, delivery and performance of this Agreement;

          (iii) This Agreement has been duly and validly executed and delivered by Seller, and is a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, receivership, conservatorship, reorganization, and similar laws and court decisions applicable generally to thrift institutions such as Seller, including, without limitation, statutory and other laws relating to, limiting or affecting enforcement of creditors' rights generally, to the assumptions that enforcement will be undertaken in a commercially reasonable manner, and to the understanding that we are expressing no opinion as to the availability of equitable defenses in a proceeding or the equitable remedy of specific performance as a remedy for any breach of the terms of the agreements and instruments referred to herein;

          (iv) The execution, delivery and performance of this Agreement by Seller, the consummation by Seller of the transactions contemplated thereby and compliance by Seller with the provisions thereof will not (a) conflict with the organizational documents of Seller; (b) violate any applicable laws, orders or regulations; or (c) conflict with or result in a breach of any judgment, order, decree or ruling known to us to which Seller is a party, or by which it or any of its property or assets is bound, or any injunction of any court or governmental authority to which it or any of its property or assets is subject and of which we are aware, or any agreement identified to us by Seller as material ("Material Agreement") to which it is a party or by which any of its property or Assets is affected, or (d) require the approval of any nongovernmental third party under any Material Agreement other than as contemplated by the Agreement;

          (v) Except for the Regulatory Approvals, no approval of any federal or state governmental authority is required for the execution, delivery, and performance of this Agreement by Seller; and

          (vi) The execution, delivery and performance of this Agreement by Seller will not constitute a "fraudulent conveyance" or be subject to any similar challenge under any applicable Federal or State of California law.

                                    EXHIBIT B

                    FORM OF LEGAL OPINION OF BUYER'S COUNSEL

     Unless otherwise defined, capitalized terms shall have the same meaning as in the Agreement. Mayer, Brown & Platt, counsel to Buyer, shall deliver its opinion to the effect that:

               (i) Buyer is a federal savings bank validly existing and in good standing under the laws of the United States of America, with the requisite corporate power and authority to execute, deliver and perform this Agreement;

               (ii) This Agreement has been duly and validly executed and delivered by Buyer and is a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, receivership, conservatorship, reorganization, and similar laws relating to creditors' rights generally and the rights of creditors of federal savings banks and to equitable principles;

               (iii) The execution, delivery and performance of this Agreement by Buyer will not (a) conflict with the charter or bylaws of Buyer;
          (b) violate any applicable laws, orders or regulations; (c) conflict with or result in a breach of any judgment, order, decree or ruling to which Buyer is a party, or by which it or any of its property is bound, or any injunction of any court or governmental authority to which it or any of its property is subject, or any material agreement to which it is a party or by which any of its property is affected; or (d) require the approval of any governmental or nongovernmental third party other than as contemplated by this Agreement; and

               (iv) Except for Regulatory Approval, no approval of any federal or state governmental authority is required for the execution, delivery, and performance of this Agreement by Buyer.

                                    EXHIBIT C

                                  BILL OF SALE


     For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Union Federal Bank, a federal savings bank ("SELLER"), does hereby assign, grant, sell, transfer and deliver to Glendale Federal Bank, Federal Savings Bank, a federal savings bank ("BUYER"), all of the Fixed Assets, Records and other Assets as and to the extent set forth in that certain Asset Purchase and Liability Assumption Agreement dated as of May 20, 1995 by and between Seller and Buyer (the "AGREEMENT").

     Unless otherwise defined herein, all capitalized terms used in this Bill of Sale have the meanings attributed to them in the Agreement.

     This Bill of Sale has been duly executed by Seller and Buyer as of __________, 1995.

                              UNION FEDERAL BANK, A FEDERAL SAVINGS BANK


                              By:___________________________

                              Its:__________________________


                              GLENDALE FEDERAL BANK,
                                FEDERAL SAVINGS BANK


                              By:___________________________

                              Its:__________________________


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


                                    EXHIBIT D

                       ASSIGNMENT AND ASSUMPTION OF LEASE


     For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Union Federal Bank, a federal savings bank ("SELLER"), does hereby assign to Glendale Federal Bank, Federal Savings Bank, ("BUYER"), all of its right, title and interest as [lessee][sublessee] under that certain [description of lease and all assignments and amendments][description of sublease and all assignments and amendments] (the "[Lease][Sublease]") pursuant to that certain Asset Purchase and Liability Assumption Agreement dated as of May 20, 1995 (the "AGREEMENT") by and between Seller and Buyer.

     Buyer hereby accepts such assignment and assumes all of the obligations and liabilities of Seller under the [Lease][Sublease] as set forth above but only to the extent that such obligations and liabilities accrue from and after the date hereof. Seller agrees to remain liable for any of the obligations and liabilities of Seller under the [Lease][Sublease] arising prior to the date hereof.


     This Assignment and Assumption of Lease has been duly executed by Seller and Buyer as of __________, 1995.

                              UNION FEDERAL BANK, A FEDERAL
                                 SAVINGS BANK


                              By:___________________________

                              Its:__________________________


                              GLENDALE FEDERAL BANK,
                                FEDERAL SAVINGS BANK


                              By:___________________________

                              Its:__________________________


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


                                    EXHIBIT E

                                     CONSENT


     This Consent (this "CONSENT"), is made and entered into as of __________, 1995, by __________ ("LANDLORD").

     A. Union Federal Bank, a federal savings bank ("SELLER"), and Glendale Federal Bank, Federal Savings Bank, a federal savings bank ("BUYER"), are parties to that certain Asset Purchase and Liability Assumption Agreement dated as of May 20, 1995 by and between Seller and Buyer (the "AGREEMENT").

     B. The Agreement requires Seller to assign (the "ASSIGNMENT AND ASSUMPTION") to Buyer all of its right, title and interest in and under that certain [description of lease], a copy of which is attached hereto as EXHIBIT A-1 (the "[LEASE][SUBLEASE]"), with respect to the property described therein (the "PROPERTY") and for Buyer to assume all of Seller's obligations and liabilities under the [Lease][Sublease] but only to the extent such obligations and liabilities accrue from and after the date hereof. Seller agrees to remain liable for any of the obligations and liabilities of Seller under the [Lease][Sublease] arising prior to the date hereof.

     C. The [Lease][Sublease] requires that Seller obtain the prior written consent of Landlord to the Assignment and Assumption, a copy of which is attached hereto as EXHIBIT A-2, which consent shall not be unreasonably withheld.

     NOW, THEREFORE, the Landlord agrees and represents as follows:

     1.   Landlord hereby consents to the Assignment and Assumption.

     2. Seller is the [lessee][sublessee] under the [Lease][Sublease]. The copy of the [Lease][Sublease] (including all assignments, modifications, supplements and amendments) attached hereto as EXHIBIT A-1 is a true, correct and complete copy of the [Lease][Sublease] and the [Lease][Sublease] is the valid and binding obligation of Lessor and is in full force and effect and has not been assigned, modified, supplemented or amended in any way except pursuant to the documents that comprise EXHIBIT A-1. The [Lease][Sublease] represents the entire agreement between Seller and Landlord as to the Property. The [Lease][Sublease] terminates on __________, unless earlier terminated. [Description of option or right of first refusal terms.] The rent due under the [Lease][Sublease] is currently $__________ per month. The [lessee][sublessee] under the [Lease][Sublease] is permitted to use the premises to conduct a federal savings bank business. The [Lease][Sublease] supersedes



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

and cancels any previous agreements written or verbal between Landlord and Seller.

     3. All conditions of the [Lease][Sublease] to be performed by Seller and necessary to the enforceability of the [Lease][Sublease] have been satisfied, and Seller is not in default of any of its obligations, including payment obligations, under the [Lease][Sublease]. There are no defenses or offsets against the enforcement of the [Lease][Sublease] by Seller, and Landlord knows of no events or conditions which, with the passage of time or notice or both, would constitute a default by Seller or entitle Landlord to a defense or offset under the [Lease][Sublease].

     4. The Property is in compliance with all applicable governmental laws, orders and regulations, including without limitation, the Americans with Disabilities Act of 1990, 42 U.S.C. Section 12101 ET SEQ., as amended, and the regulations issued pursuant thereto.

     5. In consideration of the Assignment and Assumption, Landlord hereby releases Seller from all of Seller's obligations and liabilities under the [Lease][Sublease] but only to the extent such obligations and liabilities accrue from and after the date hereof.

     6. Landlord is not involved in (as a debtor), or the subject of any, bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation proceedings and, to the knowledge of Landlord, no such proceeding is contemplated or threatened. Landlord is not aware of any violation of any ordinances, building codes, zoning regulations or other law or regulations affecting the Property.

     7.   This Consent shall be governed by the laws of the State of California.

     8. Landlord understands that Buyer will rely upon this Consent in entering into and performing the Agreement and the transactions contemplated thereby.

     IN WITNESS WHEREOF, Landlord has caused this Consent to be executed by its duly authorized representative as of the date first above written.


                                   [LANDLORD]


                                   By:______________________

                                   Its:_____________________

                                    EXHIBIT F

                              ASSUMPTION AGREEMENT


     FOR VALUE RECEIVED, Glendale Federal Bank, Federal Savings Bank, a federal savings bank ("BUYER"), has executed and delivered this Assumption Agreement (this "ASSUMPTION AGREEMENT") to Union Federal Bank, a federal savings bank ("SELLER"), pursuant to that certain Asset Purchase and Liability Assumption Agreement dated as of May 20, 1995 (the "AGREEMENT") by and between Seller and Buyer. Unless otherwise defined herein, all capitalized terms used in this Assumption Agreement have the meanings attributed to them in the Agreement.

     Buyer hereby assumes and agrees to perform the liabilities, duties and obligations of Seller arising from and after the date hereof under and with respect to the Liabilities specified and described in Schedules __, ___, ___ attached hereto. Without limiting or expanding the foregoing, Buyer hereby specifically assumes and agrees to pay the liability of Seller to pay to each account holder whose account is included within the Deposits specified and described in Schedule __ the principal amount of such account holder's deposits plus interest accrued thereon through the date hereof in accordance with the terms of such deposit accounts and assumes and agrees to perform and be bound by the terms of the deposit agreements governing such Deposits as such agreements are in effect as of the date hereof. Buyer further agrees that Buyer is solely responsible for properly implementing any changes to those agreements following the Closing.

     IN WITNESS WHEREOF, Buyer and Seller have caused this Assumption Agreement to be signed by their duly authorized officers as of __________, 1995.

GLENDALE FEDERAL BANK,             UNION FEDERAL BANK, A FEDERAL
  FEDERAL SAVINGS BANK               SAVINGS BANK



By:___________________________     By:___________________________

Its:__________________________     Its:__________________________




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